Exhibit 4.2

ATS CORPORATION

Annual Audited Consolidated Financial Statements

For the year ended March 31, 2023

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The preparation and presentation of the Company’s consolidated financial statements is the responsibility of management. The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The consolidated financial statements and other information in Management’s Discussion and Analysis include amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Financial information presented elsewhere in Management’s Discussion and Analysis is consistent with that in the consolidated financial statements, except as described further in the “Non-IFRS Measures” section of Management’s Discussion and Analysis.

Management maintains appropriate systems of internal accounting and administrative controls, which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with International Financial Reporting Standards as further described in the “Controls and Procedures” section of Management’s Discussion and Analysis.

Management’s responsibilities for financial reporting are overseen by the Board of Directors (the “Board”), which is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit and Finance Committee (the “Committee”).

The Committee is appointed by the Board and all of its members are independent directors. The Committee meets periodically with management and the internal and the external auditor to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities and to review the consolidated financial statements and the external auditor’s report. The Committee has reported its findings to the Board, which has approved the consolidated financial statements and Management’s Discussion and Analysis for issuance to shareholders. The Committee also considers, for review by the Board and approval of shareholders, the engagement or reappointment of the external auditor.

The consolidated financial statements have been audited on behalf of shareholders by Ernst & Young LLP, the external auditor, in accordance with Canadian generally accepted auditing standards. The external auditor has full and free access to management and the Committee.

Andrew Hider	Ryan McLeod
Chief Executive Officer	Chief Financial Officer

Independent auditor’s report

To the Shareholders of

ATS Corporation

Opinion

We have audited the consolidated financial statements of ATS Corporation (formerly, ATS Automation Tooling Systems Inc.) and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at March 31, 2023 and 2022, and the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at March 31, 2023 and 2022, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in the audit of the consolidated financial statements of the current period. These matters were addressed in the context of the audit of the consolidated financial statements as a whole, and in forming the auditor’s opinion thereon, and we do not provide a separate opinion on these matters. For the matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to this matter. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matter below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

Estimate to complete on long-term revenue construction contracts

Key audit matter	How our audit addressed the key audit matter

The Company is involved in the design and build of custom-engineered automated manufacturing and test systems which consist of long-term projects which can span from several months to several years. Revenue from these fixed-price construction contracts is recognized progressively based on the percentage-of- completion method. This method is measured by reference to costs incurred to date as a percentage of the total estimated costs to complete a contract. The Company’s policy for revenue recognition together with the related critical accounting estimates and judgments are described in notes 3 and 4 of the consolidated financial statements. The Company recognized $1,630,406 of revenues on construction contracts for the year ended March 31, 2023 related to these contracts.

We identified the evaluation of the estimated costs to complete for significant open fixed-price construction contracts as a key audit matter because of the significant auditor judgment required. The total estimated costs to complete each significant open fixed-price construction contract drives the timing of revenue, profit recognition and involves significant judgments that can have a material impact on the amount of revenue recognized. These significant judgments include those related to estimated future labour and materials costs. These estimates are subjective and complex due to the long- term and unique nature of many of the projects and are dependent on the status of the individual project as of the period-end date.

Based on our risk assessment, we performed the following procedures, among others, for a sample of significant open fixed-price construction contracts as of the year-end date:

•  We obtained an understanding, evaluated the design, and, at certain locations, tested the operating effectiveness of controls related to the Company’s initial budgeting process for new contracts;

•  We inquired and evaluated the consistency of responses obtained from operational personnel across various levels of management regarding risks and uncertainties with respect to significant fixed-price construction contracts as well as the nature of the work yet to be completed and estimated costs to complete such work;

•  We inspected contractual arrangements, change orders and evaluated the impact on estimated costs to complete for revenue recognition;

•  We compared a sample of estimated costs to vendor quotes, purchase orders or contractual labour rates;

•  We performed a look back analysis where we compared the current margin for projects to the initial margin or that of previous periods and investigated differences from expectations; and

•  We assessed the adequacy of disclosures in describing the areas of judgment and estimation uncertainties involving revenue recognition for in-progress contracts.

Other information

Management is responsible for the other information. The other information comprises:

•	Management’s Discussion and Analysis
•	The information, other than the consolidated financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information, and in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

The Annual Report is expected to be made available to us after the date of the auditor’s report. If based on the work we will perform on this other information, we conclude there is a material misstatement of other information, we are required to report that fact to those charged with governance.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Scott Kerr.

Toronto, Canada May 17, 2023	Chartered Professional Accountants Licensed Public Accountants

ATS CORPORATION

Consolidated Statements of Financial Position

(in thousands of Canadian dollars)

As at March 31	Note	2023	2022
ASSETS	16
Current assets
Cash and cash equivalents		$159,867	$135,282
Accounts receivable	22	399,741	348,631
Income tax receivable		15,160	9,038
Contract assets	22	526,990	360,820
Inventories	6	256,866	207,873
Deposits, prepaids and other assets	7	93,350	84,818
		1,451,974	1,146,462
Non-current assets Property, plant and equipment	10	263,119	222,123
Right-of-use assets	8	94,212	81,289
Other assets	9	16,679	18,631
Goodwill	11	1,118,262	1,024,790
Intangible assets	12	593,210	568,180
Deferred income tax assets	18	6,337	7,922
		2,091,819	1,922,935
Total assets		$3,543,793	$3,069,397
LIABILITIES AND EQUITY
Current liabilities Bank indebtedness	16	$5,824	$1,766
Accounts payable and accrued liabilities		647,629	501,465
Income tax payable		38,904	48,617
Contract liabilities	22	296,555	248,329
Provisions	14	30,600	24,825
Current portion of lease liabilities	8	23,994	19,964
Current portion of long-term debt	16	65	43
		1,043,571	845,009
Non-current liabilities Employee benefits	15	25,486	29,132
Long-term lease liabilities	8	73,255	62,856
Long-term debt	16	1,155,721	1,016,668
Deferred income tax liabilities	18	104,459	126,114
Other long-term liabilities	9	10,718	3,935
		1,369,639	1,238,705
Total liabilities		$2,413,210	$2,083,714
Commitments and contingencies	16, 20

EQUITY Share capital	17	$520,633	$530,241
Contributed surplus		15,468	11,734
Accumulated other comprehensive income		60,040	22,848
Retained earnings		530,707	416,773
Equity attributable to shareholders		1,126,848	981,596
Non-controlling interests		3,735	4,087
Total equity		1,130,583	985,683
Total liabilities and equity		$3,543,793	$3,069,397

On behalf of the Board:

David McAusland	Joanne S. Ferstman
Director	Director

ATS CORPORATION

Consolidated Statements of Income

(in thousands of Canadian dollars, except per share amounts)

Years ended March 31	Note	2023	2022

Revenues
Revenues from construction contracts		$1,630,406	$1,359,695
Services rendered		492,325	485,717
Sale of goods		454,653	337,305

Total revenues	21, 22	2,577,384	2,182,717

Operating costs and expenses
Cost of revenues	23	1,851,574	1,570,287
Selling, general and administrative	23	445,242	387,108
Restructuring costs	14	27,487	5,949
Stock-based compensation	19	30,592	32,762

Earnings from operations		222,489	186,611

Net finance costs	24	62,718	32,200

Income before income taxes		159,771	154,411

Income tax expense	18	32,070	33,019

Net income		$127,701	$121,392

Attributable to
Shareholders		$127,433	$122,101
Non-controlling interests		268	(709)
		$127,701	$121,392

Earnings per share attributable to shareholders
Basic	25	$1.39	$1.32
Diluted	25	$1.38	$1.32

See accompanying notes to the consolidated financial statements.

ATS CORPORATION

Consolidated Statements of Comprehensive Income

(in thousands of Canadian dollars)

Years ended March 31	Note	2023	2022

Net income		$127,701	$121,392

Other comprehensive income (loss):

Items to be reclassified subsequently to net income:

Currency translation adjustment (net of income taxes of $nil)		26,993	(35,384)

Net unrealized loss on derivative financial instruments designated as cash flow hedges	13	(12,279)	(175)
Tax impact		3,060	63

Loss transferred to net income for derivatives designated as cash flow hedges	13	5,583	166
Tax impact		(1,408)	(46)

Cross- currency interest rate swap adjustment	13	20,122	(2,457)
Tax impact		(5,031)	614

Variable for fixed interest rate swap adjustment	13	467	–
Tax impact		(116)	–

Items that will not be reclassified subsequently to net income:

Actuarial gains on defined benefit pension plans	15	5,043	2,594
Tax impact		(1,399)	(714)

Other comprehensive income (loss)		41,035	(35,339)

Comprehensive income		$168,736	$86,053

Attributable to Shareholders		$168,269	$86,999
Non-controlling interests		467	(946)
		$168,736	$86,053

See accompanying notes to the consolidated financial statements.

ATS CORPORATION

Consolidated Statements of Changes in Equity

(in thousands of Canadian dollars)

Year ended March 31, 2023

	Share capital	Contributed surplus	Retained earnings	Currency translation adjustments	Cash flow hedge reserve	Total accumulated other comprehensive income	Non- controlling interests	Total equity
Balance, as at March 31, 2022	$530,241	$11,734	$416,773	$24,412	$(1,564)	$22,848	$4,087	$985,683

Net income	—	—	127,433	—	—	—	268	127,701
Other comprehensive income	—	—	3,644	26,794	10,398	37,192	199	41,035
Total comprehensive income	—	—	131,077	26,794	10,398	37,192	467	168,736

Non-controlling interest	—	—	367	—	—	—	(819)	(452)
Stock-based compensation	—	5,088	—	—	—	—	—	5,088
Exercise of stock options	6,318	(1,354)	—	—	—	—	—	4,964
Common shares held in trust (note 19)	(12,365)	—	—	—	—	—	—	(12,365)
Repurchase of common shares (note 17)	(3,561)	—	(17,510)	—	—	—	—	(21,071)

Balance, as at March 31, 2023	$520,633	$15,468	$530,707	$51,206	$8,834	$60,040	$3,735	$1,130,583

Year ended March 31, 2022
	Share capital	Contributed surplus	Retained earnings	Currency translation adjustments	Cash flow hedge reserve	Total accumulated other comprehensive income	Non- controlling interests	Total equity

Balance, as at March 31, 2021	$526,446	$11,170	$297,818	$59,559	$271	$59,830	$15,096	$910,360

Net income (loss)	—	—	122,101	—	—	—	(709)	121,392
Other comprehensive income (loss)	—	—	1,880	(35,147)	(1,835)	(36,982)	(237)	(35,339)
Total comprehensive income (loss)	—	—	123,981	(35,147)	(1,835)	(36,982)	(946)	86,053

Non-controlling interest	—	—	(5,026)	—	—	—	(10,063)	(15,089)
Stock-based compensation	—	1,365	—	—	—	—	—	1,365
Exercise of stock options	3,795	(801)	—	—	—	—	—	2,994

Balance, as at March 31, 2022	$530,241	$11,734	$416,773	$24,412	$(1,564)	$22,848	$4,087	$985,683

See accompanying notes to the consolidated financial statements.

ATS CORPORATION

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars)

Years ended March 31	Note	2023	2022

Operating activities

Net income		$127,701	$121,392
Items not involving cash
Depreciation of property, plant and equipment	10	25,590	20,917
Amortization of right-of-use assets	8	24,060	22,202
Amortization of intangible assets	12	75,839	72,302
Deferred income taxes	18	(37,542)	(35,612)
Other items not involving cash		16,470	27,895
Stock-based compensation		5,088	1,365
Change in non-cash operating working capital		(109,406)	(14,298)
Cash flows provided by operating activities		$127,800	$216,163

Investing activities
Acquisition of property, plant and equipment	10	$(56,104)	$(36,309)
Acquisition of intangible assets	12	(24,192)	(16,957)
Business acquisitions, net of cash acquired	5	(51,679)	(745,018)
Settlement of cross-currency interest rate swap instrument	9	21,493	—
Proceeds from disposal of property, plant and equipment		1,460	817
Cash flows used in investing activities		$(109,022)	$(797,467)

Financing activities
Bank indebtedness		$3,399	$(1,322)
Repayment of long-term debt		(344,169)	(158,626)
Proceeds from long-term debt		395,559	746,223
Proceeds from exercise of stock options		4,964	2,994
Purchase of non-controlling interest		(452)	(38,187)
Repurchase of common shares	17	(21,071)	—
Acquisition of shares held in trust	19	(12,365)	—
Principal lease payments		(20,983)	(19,547)
Cash flows provided by financing activities		$4,882	$531,535

Effect of exchange rate changes on cash and cash equivalents		925	(2,416)

Increase (decrease) in cash and cash equivalents		24,585	(52,185)

Cash and cash equivalents, beginning of year		135,282	187,467

Cash and cash equivalents, end of year		$159,867	$135,282

Supplemental information
Cash income taxes paid		$58,398	$24,126
Cash interest paid		$58,452	$30,797

See accompanying notes to the consolidated financial statements.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

1. CORPORATE INFORMATION

ATS Corporation (formerly, ATS Automation Tooling Systems Inc.) and its subsidiaries (collectively, “ATS” or the “Company”) uses its extensive knowledge base and global capabilities in custom automation, repeat automation, automation products and value-added services, including pre-automation and after-sales services, to address the sophisticated manufacturing automation systems and service needs of multinational customers.

The Company is listed on the Toronto Stock Exchange under the ticker symbol “ATS” and is incorporated and domiciled in Ontario, Canada. The address of its registered office is 730 Fountain Street North, Cambridge, Ontario, Canada.

The annual audited consolidated financial statements of the Company for the year ended March 31, 2023 were authorized for issue by the Board of Directors (the “Board”) on May 17, 2023.

2. BASIS OF PREPARATION

These consolidated financial statements were prepared on a historical cost basis, except for derivative instruments that have been measured at fair value. The annual audited consolidated financial statements are presented in Canadian dollars and all values are rounded to the nearest thousand, except where otherwise stated.

Statement of compliance

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. Subsidiaries are those entities where the Company directly or indirectly owns the majority of the voting power or can otherwise control the activities. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. Non-controlling interests in the equity and results of the Company’s subsidiaries are presented separately in the consolidated statements of income and within equity on the consolidated statements of financial position.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date that such control ceases. The Company’s material subsidiaries are Automation Tooling Systems Enterprises GmbH, ATS Automation Holdings Limited, Automation Tooling Systems Enterprises Inc. and ATS Automation Tooling Systems GmbH. The Company has a 100% voting and equity securities interest in each of these corporations. All material intercompany balances, transactions, revenues and expenses and profits or losses, including dividends resulting from intercompany transactions, have been eliminated on consolidation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Business combinations and goodwill: Business combinations are accounted for using the acquisition method. The cost of the acquisition is measured as the aggregate of the consideration transferred, measured at the acquisition date fair value, and the amount of any non-controlling interest in the acquiree. For each business combination, the Company measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs are expensed as incurred.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

When the Company acquires a business, it assesses the assets and liabilities assumed (other than deferred income taxes) based upon the estimated fair values at the date of acquisition. The Company determines the fair value of the assets acquired and the liabilities assumed based on discounted cash flows, market information and information that is available to the Company.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes in the fair value of the contingent consideration that is deemed to be an asset or liability will be recognized in accordance with IFRS 9-Financial Instruments (“IFRS 9”) in consolidated statements of income. If the contingent consideration is classified as equity, it will not be remeasured. Subsequent settlement is accounted for within equity. In instances where the contingent consideration does not fall within the scope of IFRS 9, it is measured in accordance with the appropriate IFRS policy.

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquiree at the date of acquisition.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill is allocated to cash-generating units (“CGUs”) or groups of CGUs based on the level at which management monitors it. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose.

Where goodwill forms part of a CGU and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative fair values of the operation disposed of and the portion of the CGU retained.

(b) Foreign currency: Functional currency is the currency of the primary economic environment in which the subsidiary operates and is normally the currency in which the subsidiary generates and uses cash. Each subsidiary in the Company determines its own functional currency, and items included in the consolidated financial statements of each subsidiary are measured using that functional currency. The Company’s functional and presentation currency is the Canadian dollar.

Transactions

Foreign currency transactions are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rate at the reporting date. All differences are recorded in the consolidated statements of income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Translation

The assets and liabilities of foreign operations are translated into Canadian dollars at period-end exchange rates, and their revenue and expense items are translated at exchange rates prevailing at the dates of the transactions. The resulting exchange differences are recognized in other comprehensive income. On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is recognized in the consolidated statements of income.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(c) Revenue: The Company generates revenue from construction contracts, the sale of goods, and by services rendered. Revenue is measured based on the consideration specified in a contract and the Company recognizes revenue when it transfers control of a product or provides a service to a customer. If the contract includes variable consideration, such as volume rebates, the Company only includes the amount in the transaction amount if it is measurable and highly probable to occur. With respect to incremental costs such as sales commissions incurred in obtaining a contract, the Company has elected to apply the practical expedient to expense these costs when incurred as the term of the Company’s contracts are typically one year or less.

Construction contracts

A construction contract generally includes the design, manufacture and installation of new equipment for a customer’s new or existing system. The Company generally considers a construction contract to contain one performance obligation. However, the Company may provide several distinct goods or services as part of a contract, in which case, the Company separates the contract into more than one performance obligation. If a contract is separated into more than one performance obligation, the total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation.

The Company typically satisfies construction contract performance obligations over time; therefore, the Company recognizes revenue over time as the performance obligations are satisfied using the stage of completion method as described below:

•

The stage of completion of fixed price contracts is measured based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated on each contract.

•

The stage of completion of time and material contracts is measured using the right to invoice practical expedient - revenue is recognized at the contractual rates as labour hours are delivered and direct expenses are incurred.

Payment terms on fixed price contracts are normally based on set milestones outlined in the contract. Amounts received in advance of the associated contract work being performed are recorded as contract liabilities. Revenue is recognized without issuing an invoice and this entitlement to consideration is recognized as a reduction of the contract liability or as a contract asset. Payment terms on time and material contracts are normally based on a monthly billing cycle. When the contract outcome cannot be measured reliably, revenue is recognized only to the extent that the expenses incurred are eligible to be recovered. Provisions for estimated losses on incomplete contracts are made in the period that losses are determined.

Sale of goods

Revenue related to the sale of goods is recognized at a point in time when the Company satisfies a performance obligation and control of the asset is transferred to the customer. In determining satisfaction of a performance obligation, the Company considers the terms of the contract, including shipping terms, and transfer of title and risk.

Services rendered

Service contracts are either executed separately or bundled together with construction contracts. Where these contracts are bundled together, they are regarded as separate performance obligations, as each of the promises are capable of being distinct and are separately identifiable. Accordingly, a portion of the transaction price is allocated to each performance obligation relative to standalone selling prices.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

A service contract can include modifications to existing customer equipment, maintenance services, training, line relocation, onsite support, field service, remote support and consulting services. The Company generally considers service contracts to contain one performance obligation, which is satisfied over time. Therefore, revenue is recognized over time, using the stage of completion method described below:

•

The stage of completion of fixed price contracts to provide specified services at specific times is measured based on costs incurred, excluding costs that are not representative of progress to completion, as a percentage of total costs anticipated on each contract.

•

The stage of completion of fixed price contracts to provide an indeterminable number of services over a specified period of time is measured based on contract term elapsed as a percentage of the full contract term.

•

The stage of completion of time and material contracts is measured using the right to invoice practical expedient - revenue is recognized at the contractual rates as labour hours are delivered and direct expenses are incurred.

Payment terms on service contracts are similar to construction contracts. Provisions for estimated losses on incomplete contracts are made in the period that losses are determined.

Revenue-related assets and liabilities:

Trade receivables

A trade receivable represents the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). Trade receivables are typically due upon issuance of an invoice. Payment terms on fixed price contracts are normally based on set milestones outlined in the contract. The ATS generally accepted payment terms (with regard to customer contracts) make it improbable that a significant financing component would exist in contracts with customers. If there is a variable consideration component to a contract, it is only included in the transaction price when it is highly probable that the consideration will result in revenue and can be reliably measured.

Contract assets

Contract assets represent the right to consideration in exchange for goods or services that have been transferred to a customer. These assets are transferred to accounts receivable when the right to receive the consideration becomes unconditional.

Contract liabilities

Contract liabilities represent the obligation to transfer goods and services to a customer for which the Company has received consideration (or an amount of consideration is due) from the customer. Contract liabilities are recognized as revenue when the Company performs under the contract.

Unearned revenue

Unearned revenue relates to deposits or prepayments from customers for service and sale of goods contracts where revenue is earned at a point in time.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(d) Investment tax credits and government grants: Investment tax credits are accounted for as a reduction in the cost of the related asset or expense where there is reasonable assurance that such credits will be realized. Government grants are recognized when there is reasonable assurance that the grant will be received and all attached conditions will be met. When the grant relates to an expense item, it is deducted from the cost that it is intended to compensate. When the grant relates to an asset, it is deducted from the cost of the related asset. If a grant becomes repayable, the inception-to-date impact of the assistance previously recognized in income is reversed immediately in the period in which the assistance becomes repayable.

(e) Taxes:

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, by the reporting date, in the countries where the Company operates and generates taxable income. Current income tax related to items recognized directly in equity is also recognized in equity and not in the consolidated statements of income. Management periodically evaluates positions taken in the tax filings with respect to situations in which applicable tax regulations are subject to interpretation, and establishes provisions where appropriate.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the reporting date between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset will be realized or the liability will be settled, based on tax rates and tax laws that have been enacted or substantively enacted at the reporting date.

Deferred income taxes are recognized for all taxable temporary differences, except:

•

When the deferred income tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•

In respect of taxable temporary differences associated with investments in subsidiaries and interests in joint operations, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences and carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carryforward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•

In respect of deductible temporary differences associated with investments in subsidiaries and interests in joint operations, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that all or part of the deferred income tax asset will be utilized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable the benefit will be recovered.

Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to offset current income tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Deferred income tax related to items recognized outside profit or loss is also recognized outside profit or loss. Deferred income tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Income tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, would be recognized subsequently if new information about facts and circumstances existing at the acquisition date changed. The adjustment would either be treated as a reduction to goodwill (as long as it does not exceed goodwill) if it occurs during the measurement period or in profit or loss.

Revenues, expenses and assets are recognized net of the amount of sales tax, except where the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable. Receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of accounts receivable or accounts payable and accrued liabilities on the consolidated statements of financial position.

(f) Property, plant and equipment: Property, plant and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of replacing component parts of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property, plant and equipment are required to be replaced at intervals, ATS derecognizes the replaced part and recognizes the new part with its own associated useful life and depreciation. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property, plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statements of income as incurred.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	25 to 40 years
Production equipment	3 to 10 years
Other equipment	3 to 10 years

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Leasehold improvements are amortized over the shorter of the term of the related lease or their remaining useful life on a straight-line basis.

An item of property, plant and equipment or any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or eventual disposition. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statements of income when the asset is derecognized.

The assets’ residual values, useful lives and methods of depreciation are reviewed on an annual basis or more frequently if required and adjusted prospectively, if appropriate.

(g) Leases: At the inception of a contract, the Company determines whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an underlying asset for a period of time in exchange for consideration. The Company recognizes a right-of-use (“ROU”) asset and a lease liability on the date the leased asset is available for use by the Company (at the commencement of the lease).

Right-of-use assets

ROU assets are initially measured at cost, which is comprised of the initial amount of the lease liability, any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset or site on which it is located, less any lease payments made at or before the commencement date. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, a recognized ROU asset is depreciated using the straight-line method over the shorter of its estimated useful life or the lease term. The ROU asset may be adjusted for certain remeasurements of the lease liability and impairment losses.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily available. The Company uses a single discount rate for a portfolio of leases with reasonably similar characteristics. Lease payments include fixed payments less any lease incentives, and any variable lease payments where variability depends on an index or rate. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payment of penalties for termination of a lease. Each lease payment is allocated between the repayment of the principal portion of the lease liability and the interest portion. The finance cost is charged to net finance costs in the consolidated statements of income over the lease period. Payments associated with short-term leases (lease term of 12 months or less) and leases of low-value assets are recognized on a straight-line basis as an expense in the consolidated statements of income as permitted by IFRS 16 - Leases (“IFRS 16”).

The carrying amount of the lease liability is remeasured if there is a modification resulting in a change in the lease term, a change in the future lease payments, or a change in the Company’s estimate of whether it will exercise a purchase, extension or termination option. If the lease liability is remeasured, a corresponding adjustment is made to the ROU asset.

As a practical expedient, IFRS 16 permits a lessee to not separate non-lease components, but instead account for any lease and associated non-lease components as a single arrangement. The Company has applied this practical expedient.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Determining the lease term of contracts with renewal or termination options

The lease term includes the non-cancellable term of the lease including extension and termination options if the Company is reasonably certain to exercise the option. The Company applies judgment in evaluating whether it is reasonably certain to exercise the options. All relevant factors that create an economic incentive for it to exercise the renewal are considered. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option.

(h) Borrowing costs: Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective asset. All other borrowing costs are expensed in the period in which they occur.

(i) Intangible assets: Acquired intangible assets are primarily software, customer relationships, brands and technologies. Intangible assets acquired separately are initially recorded at fair market value and subsequently at cost less accumulated amortization and impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over their useful economic lives, ranging from 1 to 15 years, on a straight-line basis. Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as a change in accounting estimate. The amortization expense on intangible assets with finite lives is recognized in the consolidated statements of income in the expense category consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortized. The Company assesses the indefinite life at each reporting date to determine if there is an indication that an intangible asset may be impaired. If any indication exists, or when annual impairment testing for the intangible asset is required, the Company estimates the recoverable amount at the CGU level to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis. An asset is impaired when the recoverable amount is less than its carrying amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or its value in use. Impairment losses relating to intangible assets are evaluated for potential reversals when events or changes in circumstances warrant such consideration.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statements of income when the asset is derecognized.

Research and development expenditures

Research costs are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset only when the following conditions are demonstrated:

•	The technical feasibility of completing the intangible asset so that it will be available for use or sale;
•	The Company’s intention to complete and its ability to use or sell the intangible asset;
•	How the asset will generate future economic benefits;
•	The availability of resources to complete the intangible asset; and
•	The ability to measure the expenditures reliably during development.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Following initial recognition of the development expenditure as an asset, the cost model is applied, requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. It is amortized over the period of expected future benefit. In the event that a product program for which costs have been deferred is modified or cancelled, the Company will assess the recoverability of the deferred costs and, if considered unrecoverable, will expense the costs in the period the assessment is made.

(j) Financial instruments:

Recognition

Financial assets and financial liabilities are recognized on the consolidated statements of financial position when the Company becomes a party to the contractual provisions of the instrument.

Classification

The Company classifies its financial assets and financial liabilities in the following measurement categories: amortized cost, fair value through profit or loss (“FVTPL”), fair value through other comprehensive income (“FVTOCI”), or derivatives designated as a hedging instrument in an effective hedge. The classification of financial assets depends on the business model for managing the financial assets and the contractual terms of the cash flows. Financial assets are measured at amortized cost where the business model is to hold the financial asset to collect its contractual cash flows.

Financial liabilities are classified to be measured at amortized cost, derivatives designated as a hedging instrument in an effective hedge, or they are designated to be measured subsequently at FVTPL. For assets and liabilities measured at fair value, gains and losses are either recorded in profit or loss or other comprehensive income.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

The Company classifies and measures financial assets (excluding derivatives) on initial recognition as described below:

•	Cash and cash equivalents and restricted cash are classified as and measured at amortized cost.
•

Accounts receivable and contract assets are classified as and measured at amortized cost using the effective interest rate method, less any impairment allowance. Accounts receivable are held within a hold-to-collect business model. The Company does not factor or sell any of its trade receivables.

Accounts payable and accrued liabilities, contract liabilities, bank indebtedness, and long-term debt are classified as other financial liabilities and are measured at amortized cost using the effective interest rate method.

Measurement

All financial instruments are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issuance of financial instruments classified as amortized cost are included with the carrying value of such instruments. Transaction costs directly attributable to the acquisition of financial instruments classified as FVTPL are recognized immediately in profit or loss.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal amounts outstanding, are generally measured at amortized cost at the end of the subsequent accounting periods. All other financial assets including equity investments are measured at fair value at the end of subsequent accounting periods, with changes recognized in profit or loss or other comprehensive income (irrevocable election at the time of recognition). Designation at FVTOCI is not permitted if the equity investment is held for trading. The cumulative fair value gain or loss will not be reclassified to profit or loss on the disposal of the investments.

Derecognition

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or the Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a “pass- through” arrangement, and either the Company has transferred substantially all the risks and rewards of the asset, or ATS has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of income.

Impairment

The Company recognizes expected credit losses for trade receivables and contract assets based on the simplified approach under IFRS 9. The simplified approach to the recognition of expected losses does not require the Company to track the changes in credit risk; rather, the Company recognizes a loss allowance based on lifetime expected credit losses at each reporting date from the date of recognizing the trade receivable and contract asset.

Expected credit losses are measured as the difference in the present value of the contractual cash flows that are due to the Company under the contract, and the cash flows that the Company expects to receive. The Company assesses all information available, including past due status, credit ratings, the existence of third-party insurance, and forward-looking macroeconomic factors in the measurement of the expected credit losses associated with its assets carried at amortized cost.

Customer credit risk is managed according to established policies, procedures and controls. Customer credit quality is assessed in line with credit rating criteria. Outstanding customer balances are monitored for evidence of customer financial difficulties including payment default and technical disputes on the contract. Significant balances are reviewed individually while smaller balances are grouped and assessed collectively. The Company considers the aging of past due receivables along with known project technical disputes a primary consideration in assessing credit risk.

The Company measures expected credit loss by considering the risk of default over the contract period and incorporates forward-looking information into its measurement. A financial asset, subject to other considerations, is generally considered in default when contractual payments are 90 days past due, which was determined based on historical collection rates. A financial asset may also be considered to be in default if observable internal or external data indicates a measurable decrease in expected cash flows that the Company is expected to receive, including the existence of a technical dispute.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Financial assets are written off when there is no reasonable expectation of recovery. Trade receivables and contract assets are reviewed on a case-by-case basis to determine whether they are impaired. Evidence of impairment may include indications that a debtor or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicates that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults. Trade receivables and contract assets are reviewed qualitatively on a case-by-case basis to determine whether they need to be written off. An allowance is set up to reduce the financial asset balance to its estimated realizable value when the amount is not considered to be collectible in full. Once it is confirmed that the reserved amount is uncollectible, the amount may be written off and removed from the financial asset and reserve. Where trade receivables and contract assets have been written off, the Company continues to engage to recover the financial asset. Where recoveries are made, these are recognized in the consolidated statements of income.

There has been no change to the estimation techniques or significant assumptions used in the impairment of financial instruments policy.

Fair value of financial instruments

The Company primarily applies the market approach for recurring fair value measurements. Three levels of inputs may be used to measure fair value:

Level 1	-	unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	-	inputs other than quoted prices included in Level 1 that are observable or can be corroborated by observable market data
Level 3	-	unobservable inputs that are supported by no market activity

(k) Derivative financial instruments and hedge accounting:

The Company may use derivative financial instruments such as forward foreign exchange contracts and cross-currency interest rate swaps to hedge its foreign currency risk. The Company designates certain derivative financial instruments as either fair value hedges, cash flow hedges or hedges of net investments in foreign operations.

Derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated. At the inception of the hedging relationship, the Company documents the economic relationship between the hedging instrument and the hedged item including whether the hedging instrument is expected to offset changes in cash flows of hedged items. At the inception of each hedging relationship, the Company documents its risk management objective, its strategy for undertaking various hedge transactions and how the Company will assess the hedging instrument’s effectiveness in offsetting changes in fair value or cash flows of the hedged item attributable to the hedged risk. The hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine whether they have actually been highly effective throughout the financial reporting periods for which they were designated.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Hedges that meet the criteria for hedge accounting are accounted for as follows:

Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income and accumulated under the heading of cash flow reserve, while any ineffective portion is recognized immediately in the consolidated statements of income.

Amounts recognized in other comprehensive income and accumulated in equity are transferred to the consolidated statements of income when the hedged item is recognized in profit or loss. These earnings are included within the same line of the consolidated statements of income as the hedged item.

If the forecasted transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity is transferred to the consolidated statements of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecasted transaction or firm commitment affects profit or loss.

The Company uses forward foreign exchange contracts as hedges of its exposure to foreign currency risk on anticipated revenues or costs, and cross-currency interest rate swap contracts as hedges of its exposure to foreign currency-denominated Senior Notes. The Company may use interest rate swap contracts to reduce its exposure to floating interest rates.

Hedges of net investments

Hedges of net investments in a foreign operation, including a hedge of a monetary item that is accounted for as part of the net investment, are accounted for in a way similar to cash flow hedges. Gains or losses on the hedging instrument related to the effective portion of the hedge are recognized in other comprehensive income while any gains or losses related to the ineffective portion are recognized in the consolidated statements of income. On disposal of the foreign operation, the cumulative value of any such gains or losses recorded in equity is transferred to the consolidated statements of income. The Company uses cross-currency interest rate swap contracts as a hedge of its exposure to foreign exchange risk on its investments in foreign subsidiaries.

(l) Inventories: Inventories are stated at the lower of cost and net realizable value on a first-in, first-out basis. The cost of raw materials includes purchase cost and costs incurred in bringing each product to its present location and condition. The cost of work in progress and finished goods includes cost of raw materials, labour and related manufacturing overhead, excluding borrowing costs, based on normal operating capacity. Cost of inventories includes the transfer from equity of gains and losses on qualifying cash flow hedges in respect of the purchase of raw materials. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

(m) Impairment of non-financial assets: The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or CGU’s fair value less costs to sell and its value in use. It is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Impairment losses, including impairment on inventories, are recognized in the consolidated statements of income in those expense categories consistent with the function of the impaired asset.

(n) Provisions: Provisions are recognized when: the Company has a present obligation (legal or constructive) as a result of a past event; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statements of income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Warranty provisions

Provisions for warranty-related costs are recognized when the product is sold or the service is provided. Initial recognition is based on historical experience and specific known risks. The initial estimate of warranty-related costs is reviewed at the end of each reporting period and adjusted to reflect the current best estimate.

Restructuring provisions

Restructuring provisions are only recognized when general recognition criteria for provisions are fulfilled. Additionally, the Company needs to have in place a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and the appropriate timeline. The people affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already.

(o) Employee benefits: The Company operates pension plans in accordance with the applicable laws and regulations in the respective countries in which the Company conducts business. The pension benefits are provided through defined benefit and defined contribution plans. The cost of providing benefits under the defined benefit plans is determined separately for each plan using the projected unit credit method, pro-rated on length of service and management’s best estimate assumptions to value its pensions using a measurement date of March 31. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in the period in which they occur in other comprehensive income. Net interest is calculated by applying the discount rate to the net defined benefit liability or asset and is recognized in selling, general and administrative expenses in the consolidated statements of income. The past service costs are recognized immediately in profit or loss as an expense.

The defined benefit asset or liability comprises the present value of the defined benefit obligation using the current interest rate at the reporting date on high-quality fixed-income investments with maturities that match the expected maturities of the obligation, less the fair value of plan assets out of which the obligations are to be settled. Plan assets are assets that are held by a long-term employee benefit fund or qualifying insurance policies. Fair value is based on market price information, and in the case of quoted securities, it is the published bid price. The value of any defined benefit asset recognized is restricted to the sum of any past service costs and actuarial gains and losses not yet recognized and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The accounting method for other long-term employee benefit plans is similar to the method used for defined benefit plans, except that all actuarial gains and losses are recognized immediately in the consolidated statements of income.

(p) Stock-based payments: The Company operates both equity-settled and cash-settled stock-based compensation plans under which the entity receives services from employees as consideration for equity instruments of the Company or cash payments.

For equity-settled plans, namely the Employee Share Purchase Plan, the Stock Option Plan and Restricted Share Units, the fair value determined at the grant date is expensed on a proportionate basis consistent with the vesting features of each grant and incorporates an estimate of the number of equity instruments that will ultimately vest. The total amount to be expensed is determined by reference to the fair value of the stock options or restricted share units granted, excluding the impact of any non- market service and performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period).

At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest based on the non-market vesting conditions. The impact of the revision of the original estimates, if any, is recognized in the consolidated statements of income with a corresponding adjustment to equity. The proceeds received are credited to share capital and share premiums when the units are exercised.

For cash-settled plans, namely the Deferred Stock Unit Plan and the Restricted Share Units, the expense is determined based on the fair value of the liability incurred at each award date and at each subsequent consolidated statement of financial position date until the award is settled. The fair value of the liability is measured by applying quoted market prices. Changes in fair value are recognized in the consolidated statements of income in stock-based compensation expense.

(q) Standards adopted in fiscal 2023:

The Company has not adopted any standards, interpretations or amendments that are expected to have an impact on the Company.

(r) Amendments issued but not yet effective:

A number of amendments to standards have been issued but are not yet effective for the financial year ended March 31, 2023, and accordingly, have not been applied in preparing these consolidated financial statements. The Company reviewed these amendments and concluded that there would be no impact on adoption given their nature and applicability.

4. CRITICAL ACCOUNTING ESTIMATES AND ASSUMPTIONS

The preparation of the Company’s annual audited consolidated financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the end of the reporting period. However, uncertainty about these estimates, judgments and assumptions could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The Company based its estimates, judgments and assumptions on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the estimates when they occur.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The following are the critical judgments, estimates and assumptions that have been made in applying the Company’s accounting policies and that have the most significant effect on the amounts in the consolidated financial statements:

(a) Revenue recognition and contracts in progress: Revenues from construction contracts are recognized on a percentage of completion basis as outlined in note 3(c) “Revenue.” In applying the accounting policy on construction contracts, judgment is required in determining the estimated costs to complete a contract. These factors are reviewed at each reporting period and by their nature may give rise to income volatility.

(b) Income taxes: Income tax assets and liabilities are measured at the amount that is expected to be realized or incurred upon ultimate settlement with taxation authorities. Such assessments are based upon the applicable income tax legislation, regulations and interpretations, all of which may be subject to change and interpretation. Investment tax credit assets, disclosed in note 18, are recognized as a reduction of the related expenses in the year in which the expenses are incurred, provided there is reasonable assurance that the credits will be realized. Management has made estimates and assumptions in determining the expenditures eligible for the investment tax credits claim and the amount could be materially different from the recorded amount upon review by the government. Deferred income tax assets, disclosed in note 18, are recognized to the extent that it is probable that taxable income will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred income tax assets that can be recognized based upon the likely timing and level of future taxable income together with future tax planning strategies.

If the assessment of the Company’s ability to utilize the deferred income tax asset changes, the Company would be required to recognize more or fewer deferred income tax assets, which would increase or decrease income tax expense in the period in which this is determined. The Company establishes provisions based on reasonable estimates for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous taxation audits and differing interpretations of tax regulations by the taxable entity and the respective tax authority. These provisions for uncertain tax positions are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all the relevant factors. The Company reviews the adequacy of these provisions at each quarter; however, it is possible that at some future date an additional liability could result from audits by the taxation authorities. Where the final tax outcome of these matters is different from the amount initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

(c) Employee benefits: The cost of defined benefit pension plans, the cost of other long-term employee benefit plans and the present value of the pension obligations are determined using actuarial valuations. An actuarial valuation involves making various assumptions that may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexity of the valuation, the underlying assumptions and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

In determining the appropriate discount rate, management considers the interest rates of corporate bonds in the respective currency, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the respective country.

Further details about the assumptions used are provided in note 15.

(d) Fair value measurement: Acquisitions that meet the definition of a business combination require the Company to recognize the assets acquired and liabilities assumed at their fair value on the date of the acquisition. The calculation of fair value of the assets and liabilities may require the use of estimates and assumptions, based on discounted cash flows, market information and using independent valuations and management’s best estimates.

5. ACQUISITIONS

(a) Current year acquisitions

(i) On March 28, 2023, the Company acquired 100% of the membership interest in Triad Unlimited LLC (“Triad”), a U.S.-based reliability engineering service provider to the North American and European markets. The total purchase price was $20,340 ($14,958 U.S.). Cash consideration paid in the fourth quarter of fiscal 2023 was $12,387 ($9,109 U.S.). Included in the purchase price is contingent consideration of $7,953 ($5,849 U.S.), which is payable if certain performance targets are met within two years of the acquisition date.

(ii) On March 3, 2023, the Company acquired 100% of the shares of Zi-Argus Australia Pty Ltd. and Zi- Argus Ltd. (“ZIA”), subsidiaries of Zuellig Industrial Group. ZIA is an automation systems integrator serving Southeast Asia and Australia with a focus on process control, factory floor automation, data center and Industry 4.0 digitization solutions. The total purchase price paid in the fourth quarter of fiscal 2023, pending post-closing adjustments, was $24,500 ($18,015 U.S.).

(iii) On December 22, 2022, the Company acquired 100% of the shares of IPCOS Group N.V. (“IPCOS”), a Belgium-based provider of process optimization and digitalization solutions. The total purchase price was $24,722 (17,100 Euros). Cash consideration paid in the third quarter of fiscal 2023 was $21,469 (14,850 Euros). The purchase price includes deferred consideration of $3,253 (2,250 Euros) to be paid within 36 months of the acquisition date.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Cash used in investing activities for the three acquisitions was determined as follows:

Cash consideration	$58,356
Less: cash acquired	(6,677)
$51,679

The allocation of the purchase price at fair value for the three acquisitions is as follows:

Purchase price allocation
Cash	$6,677

Other current assets	16,795

Property, plant and equipment	549
Right-of-use assets	3,569

Intangible assets with a definite life
Technology	19,713
Brands	9,098

Customer relationships	4,549
Other	7,211

Current liabilities	(11,368)
Other long-term liabilities	(4,262)

Deferred tax liability	(6,727)
Net identifiable assets	$45,804

Residual purchase price allocated to goodwill	23,758

Purchase consideration	$69,562

Current assets include accounts receivable of $10,517, representing the fair value of accounts receivable expected to be collected.

The purchase cost was allocated to the underlying assets acquired and liabilities assumed based upon the estimated fair values at the date of acquisition. The fair value of the assets acquired and the liabilities assumed have been determined on a provisional basis for Triad and ZIA and was finalized for IPCOS, based on information currently available to the Company. Final valuations of certain assets including intangible assets and working capital of Triad and ZIA are not yet complete due to the inherent complexity associated with valuations. The allocation to intangible assets have been determined using relative values from comparable transactions. Therefore, the purchase price allocations for Triad and ZIA are preliminary and are subject to adjustment upon completion of the valuation process and analysis of resulting tax effects.

The primary factors that contributed to a residual purchase price that resulted in the recognition of goodwill are: the acquired workforce; access to growth opportunities in new markets and with existing customers; and the combined strategic value to the Company’s growth plan. The amounts assigned to goodwill and intangible assets for ZIA and IPCOS are not expected to be deductible for tax purposes while these amounts for Triad are expected to be deductible for tax purposes. These acquisitions were accounted for as a business combination with the Company as the acquirer of Triad, ZIA and IPCOS. The purchase method of accounting was used with an acquisition date of March 28, 2023 for Triad, March 3, 2023 for ZIA, and December 22, 2022 for IPCOS.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(b) Prior year acquisitions

(i) On December 3, 2021, the Company completed its acquisition of 100% of the shares of SP Industries, Inc. (“SP”), a designer and manufacturer of high-grade biopharma processing equipment, life sciences equipment and lab apparatus products. The total purchase price paid upon finalization of working capital adjustments was $583,927 ($454,878 U.S.).

SP contributed approximately $75,153 in revenue and $15,293 in net loss from the acquisition date, December 3, 2021 to March 31, 2022. If SP had been acquired at the beginning of ATS’ fiscal year (April 1, 2021), the Company estimates that revenues and net income of the combined SP and ATS entity for the fiscal year ended March 31, 2022 would have been approximately $150,306 higher and $30,587 lower, respectively.

(ii) On September 1, 2021, the Company completed its acquisition of 100% of the shares of NCC Automated Systems, Inc. (“NCC”), a provider of engineered to order sanitary automation solutions and stand-alone precision conveyance equipment. The total purchase price was $56,878 ($45,059 U.S.). Cash consideration paid in the second quarter of fiscal 2022 was $55,956 ($44,329 U.S.). The balance is related to the fair value of an earn-out to be paid within two fiscal years of the acquisition date if certain performance targets are met.

NCC contributed approximately $21,997 in revenue and $2,384 in net loss from the acquisition date, September 1, 2021 to March 31, 2022. If NCC had been acquired at the beginning of ATS’ fiscal year (April 1, 2021), the Company estimates that revenues and net income of the combined NCC and ATS entity for the fiscal year ended March 31, 2022 would have been approximately $15,712 higher and $1,703 lower, respectively.

(iii) On June 1, 2021, the Company completed its acquisition of 100% of the shares of BioDot, Inc. (“BioDot”), a leading manufacturer of automated fluid dispensing systems. The total purchase price paid upon finalization of working capital adjustments was $107,061 ($88,693 U.S.).

BioDot contributed approximately $51,661 in revenue and $6,061 in net income from the acquisition date, June 1, 2021 to March 31, 2022. If BioDot had been acquired at the beginning of ATS’ fiscal year (April 1, 2021), the Company estimates that revenues and net income of the combined BioDot and ATS entity for the fiscal year ended March 31, 2022 would have been approximately $10,332 and $1,212 higher, respectively.

(iv) On June 2, 2021, the Company completed its acquisition of 100% of the shares of Control and Information Management Ltd. (“CIM”), an industrial automation system integrator based in Ireland. The total purchase price paid in the first quarter of fiscal 2022 was $19,748 (13,405 Euros).

On August 6, 2021, the Company completed its acquisition of 100% of the shares of BLSG AG. (“BLSG”), a consulting company specializing in process engineering and operational excellence. The total purchase price paid in the second quarter of fiscal 2022 was $1,813 (1,227 Euros).

On November 30, 2021, the Company completed its acquisition of 100% of the shares of DF S.r.l. (“DF”), a specialized manufacturer of pharmaceutical processing and packaging equipment and systems. The total purchase price was $13,248 (9,147 Euros). Cash consideration paid in the third quarter of fiscal 2022 was $11,437 (7,897 Euros). Included in the purchase price was contingent consideration of up to $1,811 (1,250 Euros), which was payable if certain performance targets were met within one year of the acquisition date.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

On December 30, 2021, the Company completed its acquisition of 100% of the shares of HSG Engineering S.r.l. (“HSG”), an independent provider of complete automation solutions for the process and manufacturing industries. The total purchase price was $17,177 (11,906 Euros). Cash consideration paid in the fourth quarter of fiscal 2022 was $5,194 (3,600 Euros). Upon finalization of the working capital, $6,356 (4,406 Euros) was paid in the first quarter of fiscal 2023. The purchase price included deferred consideration of $5,627 (3,900 Euros) to be paid within 48 months of the acquisition date.

Cash used in investing activities for the seven prior year acquisitions was determined as follows:

	SP	NCC	BioDot	Other	Total
Cash consideration	$583,927	$55,956	$107,061	$38,192	$785,136

Less: cash acquired	(12,902)	(6,277)	(6,918)	(14,021)	(40,118)
	$571,025	$49,679	$100,143	$24,171	$745,018

The allocation of the purchase price at fair value for the prior year acquisitions was as follows:

Purchase price allocation	SP	NCC	BioDot	Other	Total

Cash	$12,902	$6,277	$6,918	$14,021	$40,118
Other current assets	94,155	13,245	27,653	14,575	149,628

Property, plant and equipment	26,676	6,797	241	425	34,139

Right-of-use assets	9,430	—	1,281	227	10,938

Intangible assets with a definite life					—

Technology	90,501	4,418	6,398	10,898	112,215

Brand	—	—	—	5,030	5,030

Customer relationships	80,360	15,021	46,473	2,515	144,369

Other	11,852	1,369	3,750	330	17,301

Intangible assets with an indefinite life					—

Brand	68,550	3,282	10,019	—	81,851

Current liabilities	(60,552)	(10,283)	(15,532)	(10,719)	(97,086)

Other long-term liabilities	(8,013)	(105)	(920)	(1,029)	(10,067)

Deferred tax liability	(62,138)	(5,798)	(18,038)	(4,114)	(90,088)

Net identifiable assets	$263,723	$34,223	$68,243	$32,159	$398,348

Residual purchase price allocated to goodwill	320,204	22,655	38,823	19,827	401,509

Total net identifiable assets acquired	$583,927	$56,878	$107,066	$51,986	$799,857

Less: Non-controlling interest	—	—	5	—	5

Purchase consideration	$583,927	$56,878	$107,061	$51,986	$799,852

Current assets included accounts receivable $57,794, which represented the gross contractual amounts receivable of $59,242 less management’s best estimate of the contractual cash flows not expected to be collected of $1,448.

The primary factors that contributed to a residual purchase price that resulted in the recognition of goodwill are: the acquired workforce; access to growth opportunities in new markets and with existing customers; and the combined strategic value to the Company’s growth plan. The amounts assigned to goodwill and intangible assets are not expected to be deductible for tax purposes. These acquisitions were accounted for as a business combination with the Company as the acquirer of SP, NCC, BioDot, CIM, BLSG, DF and HSG. The purchase method of accounting was used with an acquisition date of December 3, 2021 for SP, September 1, 2021 for NCC, June 1, 2021 for BioDot, June 2, 2021 for CIM, August 6, 2021 for BLSG, November 30, 2021 for DF, and December 30, 2021 for HSG.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(v) During the three months ended December 26, 2021, the Company acquired the minority interest of two CFT subsidiaries, increasing its ownership from 75% to 100% in each of the subsidiaries. Cash consideration paid in the third quarter of fiscal 2022 was $14,690 (10,070 Euros).

During the three months ended March 31, 2022, the Company paid $23,098 (16,700 Euros) to settle a put option liability, which was issued to a minority shareholder of a CFT subsidiary.

6. INVENTORIES

As at	March 31 2023	March 31 2022
Raw materials	$138,792	$103,978
Work in progress	84,401	76,880
Finished goods	33,673	27,015
	$256,866	$207,873

The amount charged to net income and included in cost of revenues for the write-down of inventories for valuation issues during the year ended March 31, 2023 was $2,709 (March 31, 2022 - $1,843). The amount of inventories carried at net realizable value as at March 31, 2023 was $591 (March 31, 2022 - $138). For the year ended March 31, 2023, the Company recognized expense related to cost of inventories of $912,608 (March 31, 2022 - $792,617) in cost of revenues in the consolidated statements of income.

7. DEPOSITS, PREPAIDS AND OTHER ASSETS

As at	March 31 2023	March 31 2022
Prepaid assets	$29,766	$21,914
Supplier deposits	45,565	30,992
Investment tax credit receivable	13,819	26,334
Forward foreign exchange contracts	4,200	5,578
	$93,350	$84,818

8. RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Changes in the net balance of right-of-use assets during the year ended March 31, 2023 and March 31, 2022 were as follows:

	Note	Buildings	Vehicles and equipment	Total
Balance, at March 31, 2021		$61,017	$11,553	$72,570
Additions		18,586	7,036	25,622
Amortization		(15,621)	(6,581)	(22,202)
Acquisition of subsidiaries	5	10,449	489	10,938
Exchange and other adjustments		(4,926)	(713)	(5,639)
Balance, at March 31, 2022		$69,505	$11,784	$81,289
Additions		22,514	8,322	30,836
Amortization		(17,541)	(6,519)	(24,060)
Acquisition of subsidiaries	5	3,059	510	3,569
Exchange and other adjustments		2,343	235	2,578
Balance, at March 31, 2023		$79,880	$14,332	$94,212

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Changes in the balance of lease liabilities during the year ended March 31, 2023 and March 31, 2022 were as follows:

	Note	2023	2022
Balance, at April 1		$82,820	$72,961
Additions		30,836	25,622
Interest		4,016	3,730
Payments		(24,999)	(23,277)
Acquisition of subsidiaries	5	3,640	11,062
Exchange and other adjustments		936	(7,278)
Balance, at March 31		$97,249	$82,820
Less: current portion		23,994	19,964
		$73,255	$62,856

The right-of-use assets and lease liabilities relate to leases of real estate properties, automobiles and other equipment. For the year ended March 31, 2023, the Company recognized an expense related to short-term and low-value leases of $2,564 in cost of revenues (March 31, 2022 - $2,117), and $1,750 (March 31, 2022 - $1,778) in selling, general and administrative expenses in the consolidated statements of income.

The annual lease obligations for the next five years and thereafter are as follows:

As at	March 31, 2023
Less than one year	$27,972
One - two years	22,940
Two - three years	16,256
Three - four years	12,760
Four - five years	7,313
Due in over five years	24,325
Total undiscounted lease liabilities	$111,566

The Company does not face a significant liquidity risk in regard to its lease obligations.

9. OTHER ASSETS AND LIABILITIES

Other assets consist of the following:

As at	March 31 2023	March 31 2022
Cross-currency interest rate swap instrument (i)	$16,187	$18,004
Variable for fixed interest rate swap instrument (ii)	467	–
Other	25	627
Total	$16,679	$18,631

Other liabilities consist of the following:

As at	March 31 2023	March 31 2022
Cross-currency interest rate swap instrument (i)	$10,718	$3,935

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(i) On April 20, 2022, the Company settled the cross-currency interest rate swap instrument to swap U.S. $175,000 into Canadian dollars that was outstanding on March 31, 2022. The Company received interest of 4.125% U.S. per annum and paid interest of 4.257% Canadian. The Company also settled a cross-currency interest rate swap instrument to swap 143,855 Euros into Canadian dollars that was outstanding on March 31, 2022. The Company received interest of 4.257% Canadian per annum and paid interest of 3.145% Euros. The Company received $17,247 to settle the cross-currency swaps of which $21,493 was recorded as cash received in investing activities (portion related to the Euro-denominated net investment hedge) and $4,246 was recorded as cash paid in financing activities (portion related to foreign currency Senior Note hedge) in the consolidated statements of cash flows.

On April 20, 2022, the Company entered into a cross-currency interest rate swap instrument to swap U.S. $175,000 into Canadian dollars to hedge a portion of its foreign exchange risk related to its U.S. dollar-denominated Senior Notes. The Company will receive interest of 4.125% U.S. per annum and pay interest of 4.169% Canadian. The terms of the hedging instrument will end on December 15, 2025.

The Company entered into a cross-currency interest rate swap instrument on April 20, 2022 to swap 161,142 Euros into Canadian dollars to hedge the net investment in European operations. The Company will receive interest of 4.169% Canadian per annum and pay interest of 2.351% Euros. The terms of the hedging relationship will end on December 15, 2025.

(ii) Effective November 4, 2022, the Company entered into a variable for fixed interest rate swap instrument to swap the variable interest rate on its $300,000 non-amortized secured term credit facility to a fixed 4.241% interest plus a margin. The terms of the hedging instrument will end on November 4, 2024.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

10. PROPERTY, PLANT AND EQUIPMENT

	Note	Land	Buildings and leaseholds	Production equipment	Other equipment	Total
Cost:
Balance, at March 31, 2021		$31,812	$142,804	$26,781	$55,729	$257,126
Additions		1,072	18,096	5,900	11,241	36,309
Acquisition of subsidiaries	5	2,947	18,911	6,505	5,776	34,139
Disposals		—	(607)	(2,404)	(3,423)	(6,434)
Exchange and other adjustments		(1,155)	(18,046)	528	10,209	(8,464)
Balance, at March 31, 2022		$34,676	$161,158	$37,310	$79,532	$312,676
Additions		—	31,109	7,155	17,840	56,104
Acquisition of subsidiaries	5	—	50	23	476	549
Disposals		(118)	(1,008)	(3,263)	(7,995)	(12,384)
Exchange and other adjustments		2,043	8,338	1,613	3,785	15,779
Balance, at March 31, 2023		$36,601	$199,647	$42,838	$93,638	$372,724

		Land	Buildings and leaseholds	Production equipment	Other Equipment	Total
Depreciation:
Balance, at March 31, 2021		$—	$(29,122)	$(7,836)	$(39,872)	$(76,830)
Depreciation expense		—	(6,465)	(4,902)	(9,550)	(20,917)
Disposals		—	227	2,236	3,154	5,617
Exchange and other adjustments		—	700	(730)	1,607	1,577
Balance, at March 31, 2022		$—	$(34,660)	$(11,232)	$(44,661)	$(90,553)
Depreciation expense		—	(8,428)	(6,337)	(10,825)	(25,590)
Disposals		—	540	2,879	7,505	10,924
Exchange and other adjustments		—	(1,742)	(832)	(1,812)	(4,386)
Balance, at March 31, 2023		$—	$(44,290)	$(15,522)	$(49,793)	$(109,605)

Net book value:
At March 31, 2023		$36,601	$155,357	$27,316	$43,845	$263,119
At March 31, 2022		$34,676	$126,498	$26,078	$34,871	$222,123

Included in building and leaseholds as at March 31, 2023 was $18,889 (March 31, 2022 - $nil) of assets that relate to the expansion and improvement of certain manufacturing facilities and have not been depreciated. Included in other equipment as at March 31, 2023 is $5,975 (March 31, 2022 - $5,489) of assets that are under construction and have not been depreciated.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

11. GOODWILL

The carrying amount of goodwill acquired through business combinations has been allocated to a group of CGUs that combine to form a single operating segment, ATS Corporation, as follows:

As at	Note	2023	2022
Balance, at April 1		$1,024,790	$667,016
Acquisition of subsidiaries	5	23,758	401,509
Foreign exchange		69,714	(43,735)
Balance, at March 31		$1,118,262	$1,024,790

The Company performed its annual impairment test of goodwill as at March 31, 2023. The recoverable amount of the group of CGUs is determined based on fair value less costs of disposal using a capitalized EBITDA approach. The approach requires management to estimate maintainable future EBITDA and capitalize this amount by rates of return which incorporate the specific risks and opportunities facing the business. EBITDA is defined as earnings from operations excluding depreciation and amortization (“EBITDA”).

In determining a maintainable future EBITDA, the historical operating results for the five years ended March 31, 2023 were compared to the budgeted results for the year ending March 31, 2024, as presented to and approved by the Board. Non-recurring and unusual items have been adjusted in order to normalize past EBITDA. Management selected capitalization rates in the range of 6.54% to 8.77% for the calculation of the reasonable range of capitalized EBITDA. These capitalization rates were based on EBITDA multiples which incorporate specific risks and opportunities facing the Company. The inputs used in the calculation are level three of the fair value hierarchy. As a result of the analysis, management did not identify impairment for this group of CGUs.

Management believes that any reasonable possible change in the key assumptions on which the recoverable amount is based would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the group of CGUs.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

12. INTANGIBLE ASSETS

	Note	Development projects	Computer software, licenses and other	Technology	Customer relationships	Brands(i)	Total
Cost:
Balance, at March 31, 2021		$33,473	$50,483	$145,332	$202,687	$75,874	$507,849
Additions		12,851	3,753	353	—	—	16,957
Acquisition of subsidiaries	5	—	17,301	112,215	144,369	86,881	360,766
Disposals		(431)	(452)	—	—	—	(883)
Exchange and other adjustments		2,720	(2,841)	(10,766)	(11,414)	(6,329)	(28,630)
Balance, at March 31, 2022		$48,613	$68,244	$247,134	$335,642	$156,426	$856,059
Additions		18,060	6,132	—	—	—	24,192
Acquisition of subsidiaries	5	—	7,211	19,713	4,549	9,098	40,571
Disposals		(424)	(7,380)	—	—	—	(7,804)
Exchange and other adjustments		1,973	(18,518)	11,663	8,542	5,511	9,171
Balance, at March 31, 2023		$68,222	$55,689	$278,510	$348,733	$171,035	$922,189

		Development projects	Computer software, licenses and other	Technology	Customer relationships	Brands(i)	Total
Amortization:
Balance, at March 31, 2021		$(16,888)	$(29,126)	$(35,480)	$(138,875)	$(5,256)	$(225,625)
Amortization		(3,489)	(19,658)	(20,797)	(27,473)	(885)	(72,302)
Disposals		269	439	—	—	—	708
Exchange and other adjustments		(3,322)	1,215	2,770	8,320	357	9,340
Balance, at March 31, 2022		$(23,430)	$(47,130)	$(53,507)	$(158,028)	$(5,784)	$(287,879)
Amortization		(3,199)	(15,135)	(25,982)	(29,400)	(2,123)	(75,839)
Disposals		—	7,319	—	—	—	7,319
Exchange and other adjustments		(1,126)	20,068	(181)	3,699	4,960	27,420
Balance, at March 31, 2023		$(27,755)	$(34,878)	$(79,670)	$(183,729)	$(2,947)	$(328,979)

Net book value:
At March 31, 2023		$40,467	$20,811	$198,840	$165,004	$168,088	$593,210
At March 31, 2022		$25,183	$21,114	$193,627	$177,614	$150,642	$568,180

(i) The Company has assessed a portion of its brand intangible assets to have a useful life of two to five years. The carrying amount of the intangible assets estimated to have an indefinite life as at March 31, 2023 was $156,732 (March 31, 2022 - $146,358).

Research and development costs that are not eligible for capitalization have been expensed and are recognized in cost of revenues.

The Company performed its annual impairment test of indefinite-lived intangible assets as at March 31, 2023. The recoverable amount of the related CGUs was estimated based on a value in use calculation using the present value of the future cash flows expected to be derived by the related subsidiaries. This approach requires management to estimate cash flows that include earnings from operations less capital expenditures.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

In determining future cash flows, the budgeted results for the year ending March 31, 2024, as presented to and approved by the Board, were extrapolated for a five-year period, followed by a terminal calculation based on the fifth year forecasted amount. The estimated cash flows are based on historical data and past experience of operating within the marketplace. The revenue growth rate and terminal growth rate used for the intangible asset impairment testing of indefinite-lived brands was 5% (March 31, 2022 - 3%). The rates used to project cash flows are based on management’s expectations for the growth of the cash generating unit and do not exceed long-term average growth rates for the markets in which the cash generating units operate. Management used a pre-tax discount rate of 15% (March 31, 2022 - 15%) to determine the present value of future cash flows. As a result of the analysis, management did not identify an impairment of the indefinite lived intangible assets and any reasonable change in assumptions would not result in impairment.

13. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

(a) Summary of financial instruments:

(i) Categories of financial instruments: The carrying values of the Company’s financial instruments are classified into the following categories:

As at				March 31, 2023
	Fair value through profit or loss	Amortized cost	Fair value through other comprehensive income	Total carrying value
Financial assets:
Cash and cash equivalents (i)	$—	$159,867	$—	$159,867
Trade accounts receivable	—	368,855	—	368,855

Financial liabilities:
Bank indebtedness	—	(5,824)	—	(5,824)
Trade accounts payable and accrued liabilities	—	(601,094)	—	(601,094)
Long-term debt	—	(1,155,786)	—	(1,155,786)

Derivative instruments:
Held for trading derivatives that are not designated in hedge accounting relationships – gain (ii)	1,024	—	—	1,024
Derivative instruments in designated hedge accounting relationships – loss (ii)	—	—	(4,860)	(4,860)
Cross-currency interest rate swap – gain (iii)	—	—	5,936	5,936

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at				March 31, 2022
	Fair value through profit or loss	Amortized cost	Fair value through other comprehensive income	Total carrying value
Financial assets:
Cash and cash equivalents (i)	$—	$135,282	$—	$135,282
Trade accounts receivable	—	325,791	—	325,791

Financial liabilities:
Bank indebtedness	—	(1,766)	—	(1,766)
Trade accounts payable and accrued liabilities	—	(450,967)	—	(450,967)
Long-term debt	—	(1,016,711)	—	(1,016,711)

Derivative instruments:
Held for trading derivatives that are not designated in hedge accounting relationships – gain (ii)	1,059	—	—	1,059
Derivative instruments in designated hedge accounting relationships – gain (ii)	—	—	1,836	1,836
Cross-currency interest rate swap – gain (iii)	—	—	14,069	14,069

(i) Cash and cash equivalents is in the form of deposits on demand with major financial institutions. Cash equivalents were nil during the years ended March 31, 2023 and March 31, 2022.

(ii) Derivative financial instruments in a gain position are included in deposits, prepaids and other assets, and derivative financial instruments in a loss position are included in accounts payable and accrued liabilities on the consolidated statements of financial position.

(iii) The cross-currency interest rate swap instrument in a gain position is included in other assets on the consolidated statements of financial position. The cross-currency interest rate swap instrument in a loss position is included in other long-term liabilities on the consolidated statements of financial position.

During the years ended March 31, 2023 and March 31, 2022, there were no changes in the classification of financial assets as a result of a change in the purpose or use of those assets.

(ii) Fair value measurements: The following table summarizes the Company’s financial instruments that are carried or disclosed at fair value and indicates the fair value hierarchy that reflects the significance of the inputs used in making the measurements:

As at					March 31 2023
	Carrying value	Level 1	Level 2	Level 3	Fair value total
Measured at fair value:
Held for trading derivatives that are not designated in hedge accounting relationships	$1,024	$—	$1,024	$—	$1,024
Derivative instruments in designated hedge accounting relationships	(4,860)	—	(4,860)	—	(4,860)
Cross-currency interest rate swap	5,936	—	5,936	—	5,936
Disclosed at fair value:
Long-term debt	(1,155,786)	—	(1,102,089)	—	(1,102,089)

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at					March 31 2022
	Carrying value	Level 1	Level 2	Level 3	Fair value total
Measured at fair value:
Held for trading derivatives that are not designated in hedge accounting relationships	$1,059	$—	$1,059	$—	$1,059
Derivative instruments in designated hedge accounting relationships	1,836	—	1,836	—	1,836
Cross-currency interest rate swap	14,069	—	14,069	—	14,069
Disclosed at fair value:
Long-term debt	(1,016,711)	—	(990,302)	—	(990,302)

The estimated fair values of cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities approximate their respective carrying values due to the short period to maturity. The estimated fair value of long-term debt borrowings under the Credit Facility and other facilities approximates the carrying value due to interest rates approximating current market values. The estimated fair value of the long-term debt Senior Notes reflects the current trading price.

Derivative financial instruments are carried at fair value. The fair value of the Company’s derivative instruments is estimated using a discounted cash flow technique incorporating inputs that are observable in the market or can be derived from observable market data. The derivative contract counterparties are highly rated multinational financial institutions.

During the years ended March 31, 2023 and March 31, 2022, there were no transfers between Level 1 and Level 2 fair value measurements.

(b) Risks arising from financial instruments and risk management:

The Company manages its market risk through the use of various financial derivative instruments. The Company uses these instruments to mitigate exposure to fluctuations in foreign exchange rates. The Company’s strategy, policies and controls are designed to ensure that the risks it assumes comply with the Company’s internal objectives and its risk tolerance. The Company does not enter into derivative financial agreements for speculative purposes. As such, any change in cash flows associated with derivative instruments is designed to be offset by changes in cash flows of the relevant risk being hedged.

When appropriate, the Company applies hedge accounting. Hedging does not guard against all risks and is not always effective. The Company may recognize financial losses as a result of volatility in the market values of these contracts. The fair values of these instruments represent the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The fair value of these derivatives is determined using valuation techniques such as discounted cash flow analysis. The valuation technique incorporates all factors that would be considered in setting a price, including the Company’s own credit risk as well as the credit risk of the counterparty.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Foreign currency risk

The Company transacts business in multiple currencies, the most significant of which are the Canadian dollar, the U.S. dollar and the Euro. As a result, the Company has foreign currency exposure with respect to items denominated in foreign currencies that may have an impact on operating results and cash flows. The types of foreign exchange risk can be categorized as follows:

Translation exposure

Each foreign operation’s assets and liabilities are translated from the subsidiary’s functional currency into Canadian dollars using the exchange rates in effect at the consolidated statement of financial position date. Unrealized translation gains and losses are deferred and included in accumulated other comprehensive income. The cumulative currency translation adjustments are recognized in income when there has been a reduction in the net investment in the foreign operations.

Foreign currency risks arising from the translation of assets and liabilities of foreign operations into the Company’s functional currency are hedged under certain circumstances. The Company has assessed the net foreign currency exposure of operations relative to their own functional currency. A fluctuation of +/- 5% in the Euro, and U.S. dollar, provided as an indicative range in a volatile currency environment, would, everything else being equal, have an effect on accumulated other comprehensive income for the year ended March 31, 2023 of approximately +/- $62,943 and $72,051, respectively (2022 +/- $78,351 and $47,561), and on income before income taxes for the year ended March 31, 2023 of approximately +/- $12 and $2,840, respectively (2022 +/- $349 and $1,555).

Foreign-currency-based earnings are translated into Canadian dollars each period at prevailing rates. As a result, fluctuations in the value of the Canadian dollar relative to these other currencies will impact reported net income.

Transaction exposure

The Company generates significant revenues in foreign currencies, which exceed the natural hedge provided by purchases of goods and services in those currencies. The Company’s risk management objective is to reduce cash flow risk related to foreign currency-denominated cash flows. In order to manage foreign currency exposure in subsidiaries that have transaction exposure in currencies other than the subsidiary’s functional currency, the Company enters into forward foreign exchange contracts. The timing and amount of these forward foreign exchange contracts are estimated based on existing customer contracts on hand or anticipated, current conditions in the Company’s markets and the Company’s past experience. As such, there is not a material transaction exposure.

The Company’s U.S. dollar-denominated Senior Notes are translated into Canadian dollars at the foreign exchange rate in effect at the consolidated statement of financial position dates. As a result, the Company is exposed to foreign currency translation gains and losses. The Company uses cross-currency interest rate swaps as derivative financial instruments to hedge a portion of its foreign exchange risk related to the Senior Notes. The balance of the Senior Notes is designated as a hedge of the U.S. dollar-denominated net investment in foreign operations.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

In relation to its debt financing, the Company is exposed to changes in interest rates, which may impact the Company’s borrowing costs. Floating rate debt exposes the Company to fluctuations in short-term interest rates. The Company manages interest rate risk on a portfolio basis and seeks financing terms in individual arrangements that are most advantageous taking into account all relevant factors, including credit margin, term and basis. The risk management objective is to minimize the potential for changes in interest rates to cause adverse changes in cash flows to the Company. As at March 31, 2023, $388,397 or 33.0% (March 31, 2022 - $589,394 or 57.0%) of the Company’s total debt is subject to movements in floating interest rates. A +/- 1% change in interest rates in effect for the fiscal year would, all things being equal, have an impact of +/- $3,884 on income before income taxes for the year ended March 31, 2023 (March 31, 2022 +/- $5,894).

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to credit risk consist mainly of cash and cash equivalents, accounts receivable, contract assets and derivative financial instruments. The carrying values of these assets represent management’s assessment of the associated maximum exposure to such credit risk. Cash and cash equivalents are held by major financial institutions. Substantially all of the Company’s trade accounts receivable and contract assets are due from customers in a variety of industries and, as such, are subject to normal credit risks from their respective industries. The Company regularly monitors customers for changes in credit risk. The Company does not believe that any single industry or geographic region represents significant credit risk. Credit risk concentration with respect to trade receivables is mitigated by the Company’s client base being primarily large, multinational customers and a portion of these balances being insured by a third party.

Trade receivables – aged by due date as at	March 31 2023	March 31 2022
Current	$304,181	$254,809
1 – 30 days	35,704	29,734
31 – 60 days	13,098	17,992
61 – 90 days	5,870	8,247
Over 90 days	16,503	20,225
Total	$375,356	$331,007

The movement in the Company’s allowance for doubtful accounts for the years ended March 31 was as follows:

	2023	2022
Balance, at April 1	$5,216	$6,027
Provision for doubtful accounts	1,086	2,128
Amounts written off	(491)	(434)
Recoveries	(406)	(1,269)
Foreign exchange	1,096	(1,236)
Balance, at March 31	$6,501	$5,216

The Company minimizes credit risk associated with derivative financial instruments by only entering into derivative transactions with highly rated multinational financial institutions, in order to reduce the risk of counterparty default. The Company reviews counterparty credit ratings on a regular basis and sets credit limits when deemed necessary.

Liquidity risk

Liquidity risk is the risk that the Company may encounter difficulties in meeting obligations associated with financial liabilities. The Company’s process for managing liquidity risk includes ensuring, to the extent possible, that it will have sufficient liquidity to meet its liabilities when they become due. The Company requires authorizations for expenditures on projects and prepares annual capital expenditure budgets to assist with the management of capital. The Company’s accounts payable primarily have contractual maturities of less than 90 days, and the contractual cash flows equal their carrying values.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Trade payables – aged by due date as at	March 31 2023	March 31 2022
1 – 30 days	$222,332	$138,274

31 – 60 days	32,246	15,768

61 – 90 days	17,836	9,648

Over 90 days	13,072	8,952
Total	$285,486	$172,642

As at March 31, 2023, the Company was holding cash and cash equivalents of $159,867 (March 31, 2022 - $135,282) and had unutilized lines of credit of $456,010 (March 31, 2022 - $228,947). The Company expects that continued cash flows from operations in fiscal 2024, together with cash and cash equivalents on hand and available credit facilities, will be more than sufficient to fund its requirements for investments in working capital, property, plant and equipment and strategic investments including some potential acquisitions, and that the Company’s credit ratings provide reasonable access to capital markets to facilitate future debt issuance.

The Company’s long-term debt obligations and scheduled interest payments are presented in note 16.

(c) Hedge accounting and risk management contracts:

Cash flow hedges - foreign currency risk of forecasted purchases and sales

The Company manages foreign exchange risk on its highly probable forecasted revenue and purchase transactions denominated in various foreign currencies. The Company has identified foreign exchange fluctuation risk as the hedged risk. To mitigate the risk, forward currency contracts are designated as the hedging instrument and are entered into to hedge a portion of the purchases and sales. The forward currency contracts limit the risk of variability in cash flows arising from foreign currency fluctuations. The Company has established a hedge ratio of 1:1 for all of its hedging relationships. The Company has identified counterparty credit risk as the only potential source of hedge ineffectiveness.

Cash flow hedges - foreign currency risk on foreign-currency-denominated Senior Notes

The Company uses cross-currency interest rate swaps as derivative financial instruments to hedge a portion of its foreign exchange risk related to its U.S. dollar-denominated Senior Notes. On April 20, 2022, the Company settled the cross-currency interest rate swap instrument to swap U.S. $175,000 into Canadian dollars that was outstanding on March 31, 2022. The Company received interest of 4.125% U.S. per annum and paid interest of 4.257% Canadian. On April 20, 2022, the Company entered into a cross-currency interest rate swap instrument to swap U.S. $175,000 into Canadian dollars to hedge a portion of its foreign exchange risk related to its U.S. dollar-denominated Senior Notes. The Company will receive interest of 4.125% U.S. per annum and pay interest of 4.169% Canadian. The terms of the hedging relationship will end on December 15, 2025. The Company has established a hedge ratio of 1:1 for all of its hedging relationships. The Company has identified counterparty credit risk as the only potential source of hedge ineffectiveness.

Cash flow hedges - variable for fixed interest rate swap

On November 4, 2022, the Company entered into a variable for fixed interest rate swap instrument to swap the variable interest rate on its $300,000 non-amortized secured term credit facility to a fixed 4.241% interest plus a margin. The terms of the hedging instrument will end on November 4, 2024. The Company has established a hedge ratio of 1:1 for the hedging relationship. The Company has identified counterparty credit risk as the only potential source of hedge ineffectiveness.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Hedge of Euro-denominated net investment in foreign operations

The Company manages foreign exchange risk on its Euro-denominated net investments. The Company uses a cross-currency interest rate swap as a derivative financial instrument to hedge a portion of the foreign exchange risk related to its Euro-denominated net investment. On April 20, 2022, the Company entered into a cross-currency interest rate swap instrument to swap 161,142 Euros into Canadian dollars to hedge the net investment in European operations. The Company will receive interest of 4.169% Canadian per annum and pay interest of 2.351% Euros. The terms of the hedging relationship will end on December 15, 2025. The Company has established a hedge ratio of 1:1 for all of its hedging relationships. The Company has identified counterparty credit risk as the only potential source of hedge ineffectiveness.

During the years ended March 31, 2023 and March 31, 2022, income of $75 and expense of $1,100, respectively, was recognized in selling, general and administrative expenses for the ineffective portion of cash flow hedges.

The following table summarizes the Company’s outstanding cash flow hedge positions to buy and sell foreign currencies under forward foreign exchange contracts and cross-currency interest rate swaps:

As at	March 31, 2023
			Carrying amount		Hedging instrument	Hedged item	Cash flow hedge reserves
Item sold	Item bought	Nominal amount (in CAD)	Assets	Liabilities	Changes in fair value used for calculating hedge ineffectiveness	Changes in fair value used for calculating hedge ineffectiveness	For continuing hedges	For discontinued hedges
Derivative hedging instruments (i)
U.S. dollars	Canadian dollars	193,545	–	1,083	1,083	1,083	1,083	–
Euros	Canadian dollars	56,573	–	4,152	4,152	4,152	4,152	–
U.S. dollars	Euros	45,535	522	–	522	522	522	–
Euros	U.S. dollars	3,648	–	99	99	99	99	–

Cross-currency interest rate swap instruments (ii)
U.S. dollars	Canadian dollars	236,495	16,187	–	20,122	20,122	16,187	–
Canadian dollars	Euros	236,137	–	10,718	(28,722)	(28,722)	10,718	–

Interest rate swap instrument (ii)
Variable rate	Fixed rate	405,420	467	–	467	467	467	–

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at	March 31, 2022
			Carrying amount		Hedging instrument	Hedged item	Cash flow hedge reserves
Currency sold	Currency bought	Nominal amount (in CAD)	Assets	Liabilities	Changes in fair value used for calculating hedge ineffectiveness	Changes in fair value used for calculating hedge ineffectiveness	For continued hedges	For discontinued hedges
Derivative hedging instruments (i)
U.S. dollars	Canadian dollars	141,671	2,171	–	2,171	2,171	2,171	–
Canadian dollars	U.S. dollars	90	–	1	1	1	1	–
Euros	Canadian dollars	9,657	–	61	61	61	61	–
U.S. dollars	Euros	16,176	–	202	202	202	202	–
Euros	U.S. dollars	10,033	–	20	20	20	20	–
Euros	Thai baht	3,873	–	51	51	51	51	–

Cross-currency interest rate swap instruments (ii)
U.S. dollars	Canadian dollars	218,803	–	3,935	(2,457)	(2,457)	3,935	–
Canadian dollars	Euros	198,966	18,004	–	12,869	12,869	18,004	–

(i) Derivative hedging instruments in a gain position are included in deposits, prepaids and other assets, and derivative hedging instruments in a loss position are included in accounts payable and accrued liabilities on the consolidated statements of financial position.

(ii) The cross-currency interest rate swap instrument in a gain position is included in other assets on the consolidated statements of financial position. The cross-currency interest rate swap instrument in a loss position is included in other long-term liabilities on the consolidated statements of financial position.

As at March 31, 2023, the Company is holding the following forward foreign exchange contracts to hedge the exposure on its revenues and purchases:

As at	March 31, 2023
		Less than 3 months		3 to 6 months		6 to 9 months		9 to 12 months		1 to 2 years

Currency sold	Currency bought	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate
Revenue hedges
Euros	U.S. dollars	1,300	1.145	650	1.150	–	–	–	–	–	–
U.S. dollars	Canadian dollars	55,347	1.333	45,926	1.341	31,114	1.339	21,616	1.348	39,542	1.344
Euros	Canadian dollars	23,602	1.355	16,119	1.369	12,456	1.370	4,396	1.374	–	–
U.S. dollars	Euros	11,398	0.929	15,567	0.921	10,423	0.928	4,400	0.925	3,228	1.014

Purchase hedges
Euros	U.S. dollars	665	1.088	204	1.081	–	–	828	1.092	–	–
U.S. dollars	Euros	365	0.955	98	1.003	–	–	–	–	56	0.919

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at						March 31, 2022
		Less than 3 months		3 to 6 months		6 to 9 months		9 to 12 months		1 to 2 years
Currency sold	Currency bought	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate	Nominal amount	Average hedged rate
Revenue hedges
Euros	U.S. dollars	1,841	1.131	—	—	—	—	—	—	1,841	1.147
U.S. dollars	Canadian dollars	67,035	1.267	29,770	1.268	12,848	1.276	7,502	1.282	20,005	1.285
Euros	Canadian dollars	3,769	1.415	2,068	1.402	388	1.409	304	1.416	—	—
U.S. dollars	Euros	9,192	0.897	2,443	0.889	720	0.843	1,875	0.868	1,947	0.953
Euros	Thai baht	2,870	36.322	1,003	36.457	—	—	—	—	—	—
Canadian dollars	U.S. dollars	90	0.794	—	—	—	—	—	—	—	—

Purchase hedges
U.S. dollars	Canadian dollars	4,513	1.283	—	—	—	—	—	—	—	—
Euros	U.S. dollars	1,813	1.102	1,633	1.108	1,451	1.111	1,451	1.111	—	—
Euros	Canadian dollars	3,129	1.457	—	—	—	—	—	—	—	—

The following summarizes the Company’s amounts included in other comprehensive income (loss) that relate to hedge accounting:

As at	March 31, 2023
Cash flow hedges	Change in the value of the hedging instrument recognize in OCI gain (loss)	Hedge ineffectiveness recognized in profit or loss	Amount reclassified from the cash flow hedge reserve to profit or loss gain (loss)	Line item affected in profit or loss because of the reclassification
Foreign exchange risk:
Revenue hedges	6,914	—	(5,413)	Revenues
Purchase hedges	(219)	—	(170)	Cost of revenues
Cross-currency interest rate swap	(20,122)	—	—	Net finance costs
Interest rate swap instrument	(467)	—	—	Net finance costs

As at	March 31, 2022
Cash flow hedges	Change in the value of the hedging instrument recognize in OCI gain (loss)	Hedge ineffectiveness recognized in profit or loss	Amount reclassified from the cash flow hedge reserve to profit or loss gain (loss)	Line item affected in profit or loss because of the reclassification
Foreign exchange risk:
Revenue hedges	18	—	(57)	Revenues
Purchase hedges	(9)	—	(109)	Cost of revenues
Cross-currency interest rate swap	(2,457)	—	—	Net finance costs

Instruments not subject to hedge accounting

As part of the Company’s risk management strategy, forward contract derivative financial instruments are used to manage foreign currency exposure related to the translation of foreign currency net assets to the subsidiary’s functional currency. As these instruments have not been designated as hedges, the change in fair value is recorded in selling, general and administrative expenses in the consolidated statements of income.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the year ended March 31, 2023, the Company recorded risk management losses of $21,553 (gains of $9,090 for the year ended March 31, 2022) on foreign currency risk management forward contracts in the consolidated statements of income. Included in these amounts were unrealized losses of $2,758 (gains of $578 during the year ended March 31, 2022), representing the change in fair value. In addition, during the year ended March 31, 2023, the Company realized losses in foreign exchange of $18,795 (gains of $8,512 during the year ended March 31, 2022), which were settled.

14. PROVISIONS

	Warranty	Restructuring	Other	Total
Balance, at March 31, 2021	$13,721	$14,470	$843	$29,034
Provisions made	3,038	5,949	7,411	16,398
Acquisition of subsidiaries	1,220	—	—	1,220
Provisions reversed	(1,808)	—	—	(1,808)
Provisions used	(2,857)	(9,431)	(6,829)	(19,117)
Exchange adjustments	(521)	(378)	(3)	(902)
Balance, at March 31, 2022	$12,793	$10,610	$1,422	$24,825
Provisions made	3,559	27,487	8,822	39,868
Provisions used	(5,838)	(19,773)	(9,372)	(34,983)
Exchange adjustments	588	266	36	890
Balance, at March 31, 2023	$11,102	$18,590	$908	$30,600

Warranty provisions

Warranty provisions are related to sales of products and are based on experience reflecting statistical trends of warranty costs.

Restructuring

Restructuring charges are recognized in the period incurred and when the criteria for provisions are fulfilled. Termination benefits are recognized as a liability and an expense when the Company is demonstrably committed through a formal restructuring plan.

The Company regularly undertakes reviews of its operations to ensure alignment with market opportunities and to achieve optimal structural and cost efficiencies.

As a part of this review, the Company has identified an opportunity to improve the cost structure of the organization through targeted reductions which will primarily impact certain management positions. These actions started in the second quarter of fiscal 2023 and were completed in the fourth quarter of fiscal 2023.

In fiscal 2022, the Company recorded restructuring costs primarily related to the consolidation of an SP facility and the closure of two underperforming CFT facilities intended to bring focus to areas with a stronger value proposition.

Other provisions

Other provisions are related to medical insurance expenses that have been incurred during the period but are not yet paid, and other miscellaneous provisions.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

15. EMPLOYEE BENEFITS

The Company operates pension plans for certain of its employees through defined contribution plans, defined benefit plans and other long-term employee benefit plans. The costs associated with defined contribution plans are expensed as incurred. The most recent actuarial valuations of the defined benefit plans and other long-term employee benefit plans were completed as at March 31, 2023. The next valuations are scheduled to be as at March 31, 2024.

The changes in the fair value of assets, the employee benefit obligation and the funded status were as follows:

As at	March 31 2023	March 31 2022
Accrued benefit obligations:
Opening balance	$32,721	$37,708
Acquisition of subsidiary	1,055	424
Interest cost	579	416
Service cost	553	847
Assumption changes	(5,043)	(2,594)
Transfers and benefits paid	(2,111)	(2,463)
Foreign exchange	1,408	(1,617)
Accrued benefit obligations, ending balance	$29,162	$32,721

Plan assets:
Opening balance	$3,589	$3,598
Interest income included in net interest expense	(170)	(137)
Company contributions	179	215
Foreign exchange	78	(87)
Plan assets, ending balance	$3,676	$3,589
Employee benefits liability	$25,486	$29,132

Amounts recognized in the consolidated statements of comprehensive income (before tax) were as follows:

As at	March 31 2023	March 31 2022
Total actuarial gains recognized in OCI	$5,043	$2,594

The significant weighted average annual actuarial assumptions used in measuring the accrued benefit obligation were as follows:

As at	March 31 2023	March 31 2022
Discount rate	4.1%	2.3%
Rate of compensation increase	0.4%	0.7%

Sensitivity analysis

Significant actuarial assumptions for the determination of the defined benefit obligation are the discount rate and life expectancy. The sensitivity analyses have been performed based on reasonably possible changes in the respective assumptions occurring at the end of the reporting period, while holding all other assumptions constant.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at March 31, 2023, the following quantitative analysis shows changes to the significant actuarial assumptions and the corresponding impact on the accrued benefit obligations:

		Discount rate		Life expectancy
	1% increase	1% decrease	Increase by 1 year	Decrease by 1 year
Accrued benefit obligations	$(2,293)	$2,576	$545	$(612)

The sensitivity analysis presented above may not be representative of the actual change in the defined benefit obligation as it is unlikely that the changes in assumptions would occur in isolation from one another as some of the assumptions may be correlated.

The weighted average allocations of plan assets were:

As at	March 31 2023	March 31 2022
Other	100.0%	100.0%

No plan assets were directly invested in the Company’s securities.

The net employee benefits expense included the following components:

Years ended	March 31 2023	March 31 2022
Defined benefit plans
Service cost	$553	$847
Interest cost	579	416
	1,132	1,263
Defined contribution plans	7,250	5,320
Net employee benefits expense	$8,382	$6,583

The Company expects to contribute $179 to its defined benefit plans during the year ending March 31, 2024.

The cumulative actuarial losses, net of income taxes, recognized in retained earnings as at March 31, 2023 were $2,390 (March 31, 2022 - $6,034).

16. BANK INDEBTEDNESS AND LONG-TERM DEBT

On November 4, 2022, the Company amended its senior secured credit facility (the “Credit Facility”). The Credit Facility consists of (i) a $750,000 secured committed revolving line of credit maturing November 4, 2026 and (ii) a fully drawn $300,000 non-amortized secured term credit facility maturing November 4, 2024. The Credit Facility is secured by the Company’s assets, including a pledge of shares of certain of the Company’s subsidiaries. Certain of the Company’s subsidiaries also provide guarantees under the Credit Facility. At March 31, 2023, the Company had utilized $691,954 under the Credit Facility, of which $691,906 was classified as long-term debt (March 31, 2022 - $587,641) and $48 by way of letters of credit (March 31, 2022 - $52).

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The Credit Facility is available in Canadian dollars by way of prime rate advances and/or bankers’ acceptances, in U.S. dollars by way of base rate advances and/or Term SOFR, in Euros by way of EURIBOR advances, in British pounds sterling by way of Daily Simple SONIA advances, and by way of letters of credit for certain purposes. The interest rates applicable to the Credit Facility are determined based on a net debt-to-EBITDA ratio as defined in the Credit Facility. For prime rate advances and base rate advances, the interest rate is equal to the bank’s prime rate or the bank’s U.S. dollar base rate in Canada, respectively, plus a margin ranging from 0.45% to 2.00%. For bankers’ acceptances, Term SOFR, EURIBOR advances and Daily Simple SONIA advances, the interest rate is equal to the bankers’ acceptance fee, Term SOFR rate, EURIBOR rate or Daily Simple SONIA rate, respectively, plus a margin that varies from 1.45% to 3.00%. The Company pays a fee for usage of financial letters of credit that ranges from 1.45% to 3.00%, and a fee for usage of non-financial letters of credit that ranges from 0.97% to 2.00%. The Company pays a standby fee on the unadvanced portions of the amounts available for advance or drawdown under the Credit Facility at rates ranging from 0.29% to 0.60%. The Company’s Credit Facility is subject to changes in market interest rates. Changes in economic conditions outside of the Company’s control could result in higher interest rates, thereby increasing its interest expense. The Company uses a variable for fixed interest rate swap to hedge a portion of its Credit Facility (see note 9).

The Credit Facility is subject to financial covenants including a net debt-to-EBITDA test and an interest coverage test. Under the terms of the Credit Facility, the Company is restricted from encumbering any assets with certain permitted exceptions. The Credit Facility also limits advances to subsidiaries and partially restricts the Company from repurchasing its common shares and paying dividends. At March 31, 2023, all of the covenants were met.

The Company has additional credit facilities available of $108,532 (40,793 Euros, $24,000 U.S., 55,000 Thai Baht, 5,000 GBP, 16 Czech Koruna and 1,990 AUD). The total amount outstanding on these facilities as at March 31, 2023 was $6,026, of which $5,824 was classified as bank indebtedness (March 31, 2022 - $1,766) and $202 was classified as long-term debt (March 31, 2022 - $153). The interest rates applicable to the credit facilities range from 0.70% to 6.90% per annum. A portion of the long-term debt is secured by certain assets of the Company.

The Company’s U.S. $350,000 aggregate principal amount of senior notes (“the Senior Notes”) were issued at par, bear interest at a rate of 4.125% per annum and mature on December 15, 2028. After December 15, 2023, the Company may redeem the Senior Notes, in whole at any time or in part from time to time, at specified redemption prices and subject to certain conditions required by the Senior Notes. If the Company experiences a change of control, the Company may be required to repurchase the Senior Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Senior Notes contain customary covenants that restrict, subject to certain exceptions and thresholds, some of the activities of the Company and its subsidiaries, including the Company’s ability to dispose of assets, incur additional debt, pay dividends, create liens, make investments, and engage in specified transactions with affiliates. At March 31, 2023, all of the covenants were met. Subject to certain exceptions, the Senior Notes are guaranteed by each of the subsidiaries of the Company that is a borrower or has guaranteed obligations under the Credit Facility. Transaction fees of $8,100 were deferred and are being amortized over the term of the Senior Notes. The Company uses a cross-currency interest rate swap instrument to hedge a portion of its U.S.-dollar- denominated Senior Notes (see note 9).

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(i) Bank indebtedness

As at	March 31 2023	March 31 2022
Other facilities	$5,824	$1,766

(ii) Long-term debt

As at	March 31 2023	March 31 2022
Credit Facility	$691,906	$587,641
Senior Notes	472,990	437,605
Other facilities	202	153
Issuance costs	(9,312)	(8,688)
	1,155,786	1,016,711
Less: current portion	65	43
	$1,155,721	$1,016,668

Scheduled principal repayments and interest payments on long-term debt as at March 31, 2023 are as follows:

	Principal	Interest
Less than one year	$65	$19,511
One - two years	300,096	19,511
Two - three years	41	19,511
Three - four years	391,906	19,511
Four - five years	—	19,511
Thereafter	472,990	19,511
	$1,165,098	$117,066

17. SHARE CAPITAL

Authorized share capital of the Company consists of an unlimited number of common shares, without par value, for unlimited consideration.

On December 13, 2022, the Company announced that the Toronto Stock Exchange (“TSX”) had accepted a notice filed by the Company of its intention to make a normal course issuer bid (“NCIB”). Under the NCIB, ATS may purchase for cancellation up to a maximum of 7,335,032 common shares during the 12-month period ending December 14, 2023.

For the year ended March 31, 2023, the Company purchased nil common shares under the current NCIB program and 619,695 common shares for $21,071 under the previous NCIB program.

For the year ended March 31, 2022, the Company purchased nil common shares under the previous NCIB program. All purchases are made in accordance with the bid at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the TSX, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The changes in the common shares issued and outstanding during the period presented were as follows:

	Note	Number of common shares	Share capital
Balance, at March 31, 2021		92,077,103	$526,446
Exercise of stock options		190,621	3,795
Balance, at March 31, 2022		92,267,724	$530,241
Exercise of stock options		291,659	6,318
Common shares held in trust	19	(337,496)	(12,365)
Repurchase of common shares		(619,695)	(3,561)
Balance, at March 31, 2023		91,602,192	$520,633

18. TAXATION

(i) Reconciliation of income taxes: Income tax expense differs from the amounts that would be obtained by applying the combined Canadian basic federal and provincial income tax rate to income before income taxes. These differences result from the following items:

	Years ended
	March 31 2023	March 31 2022
Income before income taxes and non-controlling interest	$159,771	$154,411
Combined Canadian basic federal and provincial income tax rate	26.50%	26.50%
Income tax expense based on combined Canadian basic federal and provincial income tax rate	$42,339	$40,919

Increase (decrease) in income taxes resulting from:
Adjustments in respect of current income tax of previous periods	(4,269)	868
Non-taxable net of non-deductible items	(4,649)	(869)
Unrecognized assets	9,428	441
Income taxed at different rates and statutory rate changes	(10,030)	(6,677)
Manufacturing and processing allowance and all other items	(749)	(1,663)
At the effective income tax rate of 20% (2022 – 21%)	$32,070	$33,019

Income tax expense reported in the consolidated statements of income:
Current tax expense	$69,612	$68,631
Deferred tax recovery	(37,542)	(35,612)
	$32,070	$33,019

Deferred tax related to items charged or credited directly to equity and goodwill:
Gain (loss) on revaluation of cash flow hedges	$(3,495)	$631
Opening deferred tax of acquired company	(6,727)	(94,407)
Other items recognized through equity	(7,428)	2,199
Income tax charged directly to equity and goodwill	$(17,650)	$(91,577)

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(ii) Components of deferred income tax assets and liabilities: Deferred income taxes are provided for the differences between accounting and tax bases of assets and liabilities. Deferred income tax assets and liabilities are comprised of the following:

As at	March 31 2023	March 31 2022
Accounting income not currently taxable	$(655)	$(16,848)
Intangible assets	(127,466)	(126,818)
Investment tax credits taxable in future years when utilized	(7,285)	(11,264)
Loss available for offset against future taxable income	13,898	13,868
Property, plant and equipment	21,688	23,375
Other	1,698	(505)
Net deferred income tax liability	$(98,122)	$(118,192)

Presented as:	March 31 2023	March 31 2022
Deferred income tax assets	$6,337	$7,922
Deferred income tax liabilities	(104,459)	(126,114)
Net deferred income tax liability	$(98,122)	$(118,192)

Unrecognized deferred income tax assets: Deferred income tax assets have not been recognized in respect of the following item:

As at	March 31 2023	March 31 2022
Losses and other assets available for offset against future taxable income	$59,076	$44,989

Loss carryforwards: As at March 31, 2023, the Company has the following net operating loss carryforwards that are scheduled to expire in the following years:

As at		March 31, 2023
Years of expiry	Non-Canadian	Canadian
2024 - 2030	$16,181	$6
2031 - 2043	17,322	3,849
No expiry	105,843	—
	$139,346	$3,855

As at		March 31, 2022
Years of expiry	Non-Canadian	Canadian
2023 - 2029	$12,654	$—
2030 - 2042	7,828	27,196
No expiry	63,060	—
	$83,542	$27,196

At March 31, 2023, the Company has U.S. federal and state capital loss carryforwards of $531 (March 31, 2022 – $nil) that do not expire, and Canadian capital loss carryforwards of $83,887 (March 31, 2022 - $76,439) that do not expire.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Investment tax credits: As at March 31, 2023, the Company has investment tax credits available to be applied against future taxes payable in Canada of approximately $15,077 and in foreign jurisdictions of approximately $737. The investment tax credits are scheduled to expire as follows:

Years of expiry	Gross ITC balance
2031 - 2036	$737
2037 -2043	15,077
$15,814

The benefit of $13,819 (March 31, 2022 - $26,334) of these investment tax credits has been recognized in the consolidated financial statements. Unrecognized investment tax credits are scheduled to expire between 2041 and 2043.

(iii) The Company has determined that as of the reporting date, undistributed profits of its subsidiaries will not be distributed in the foreseeable future.

(iv) There are temporary differences of $61,559 associated with investments in subsidiaries for which no deferred income tax liability has been recognized.

19. STOCK-BASED COMPENSATION

Employee Share Purchase Plan:

Under the terms of the Company’s Employee Share Purchase Plan, qualifying employees of the Company may set aside funds through payroll deductions for an amount up to a maximum of 10% of their base salary or $10,000 in any one calendar year. Subject to the member not making withdrawals from the plan, the Company makes contributions to the plan equal to 20% of a member’s contribution to the plan during the year, up to a maximum of 1% of the member’s salary or $2,000. Shares for the plan may be issued from treasury or purchased in the market as determined by the Company’s Board of Directors. During the years ended March 31, 2023 and March 31, 2022, no shares were issued from treasury related to the plan.

Stock Option Plan:

The Company uses a stock option plan to attract and retain key employees, officers and directors. Under the Company’s 1995 Stock Option Plan (the “1995 Plan”), the shareholders have approved a maximum of 5,991,839 common shares for issuance, with the maximum reserved for issuance to any one person at 5% of the common shares outstanding at the time of the grant. Time-vested stock options vest over four-year periods and the exercise price is the price of the Company’s common shares on the Toronto Stock Exchange at closing for the day prior to the date of the grant. The exercise price is either the price of the Company’s common shares on the TSX at closing for the day prior to the date of the grant or the five-day volume weighted average price of the Company’s common shares on the TSX prior to the date of the grant. Stock options granted under the 1995 Plan may be exercised during periods not exceeding seven years from the date of grant, subject to earlier termination upon the option holder ceasing to be a director, officer or employee of the Company. Stock options issued under the 1995 Plan are non-transferable. Any stock option granted that is cancelled or terminated for any reason prior to exercise is returned to the pool and becomes available for future stock option grants. In the event that the stock option would otherwise expire during a restricted trading period, the expiry date of the stock option is extended to the 10th business day following the date of expiry of such period. In addition, the 1995 Plan restricts the granting of stock options to insiders that may be under the 1995 Plan.

Under the Company’s 2006 Stock Option Plan (the “2006 Plan”), the shareholders have approved a maximum of 5,159,000 common shares for issuance. The terms of the 2006 Plan are identical to those of the 1995 Plan, except that the maximum number of common shares to be issued pursuant to the issue of options under the 2006 Plan is 5,159,000 common shares.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at March 31, 2023, there are a total of 1,894,578 common shares remaining for future stock option grants under both plans (March 31, 2022 - 2,081,258).

Years ended		March 31 2023		March 31 2022
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
Stock options outstanding, beginning of year	890,408	$21.04	896,958	$17.93
Granted	223,144	36.42	195,560	30.07
Exercised (i)	(291,659)	17.02	(190,621)	15.70
Forfeited	(36,464)	25.59	(11,489)	20.45
Stock options outstanding, end of year	785,429	$26.69	890,408	$21.04
Stock options exercisable, end of year, time-vested options	286,424	$21.16	396,858	$17.28

(i) For the year ended March 31, 2023, the weighted average share price at the date of exercise was $49.16 (March 31, 2022 - $36.81).

As at March 31, 2023		Stock options outstanding		Stock options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
$10.46 - $20.26	241,226	3.98 years	$19.27	129,870	$18.45
$20.27 - $25.48	145,728	3.00 years	20.80	112,049	20.77
$25.49 - $32.92	181,036	5.17 years	30.07	44,505	30.07
$32.93 - $45.74	217,439	6.18 years	36.07	—	—
$10.46 - $45.74	785,429	4.67 years	$26.69	286,424	$21.16

The fair values of the Company’s stock options issued during the periods presented were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. Expected stock price volatility was determined at the time of the grant by considering historical share price volatility. Expected stock option grant life was determined at the time of the grant by considering the average of the grant vesting period and the grant exercise period.

For the years ended	March 31 2023	March 31 2022
Weighted average risk-free interest rate	2.66%	0.84%

Dividend yield	0%	0%

Weighted average expected volatility	34%	32%

Weighted average expected life	4.75 years	4.75 years

Number of stock options granted: Time-vested	223,144	195,560

Weighted average exercise price per option	$36.42	$30.07

Weighted average value per option: Time-vested	$12.24	$8.69

Restricted Share Unit Plan:

During the year ended March 31, 2023, the Company granted 210,678 time-vesting restricted share units (“RSUs”) (188,532 in the year ended March 31, 2022), and 152,690 performance-based RSUs (113,037 in the year ended March 31, 2022). The Company measures these RSUs based on the fair value at the date of grant and a compensation expense is recognized over the vesting period in the consolidated statements of income with a corresponding increase in contributed surplus.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The performance-based RSUs vest upon successful achievement of certain operational and share price targets.

On May 18, 2022, the RSU plan was amended so that RSUs granted may be settled in ATS Common Shares, where deemed advisable by the Company, as an alternative to cash payments. It is the Company’s intention to settle these RSUs with ATS Common Shares and therefore the Company measures these RSUs as equity awards based on fair value. During the year ended March 31, 2023, an independent trustee purchased 337,496 shares for $12,365 which are held in trust and may be used to settle some or all of the fiscal 2023 grants when such RSU grants are fully vested. The trust is consolidated in the Company’s consolidated financial statements with the value of the acquired common shares presented as a reduction of share capital.

The RSUs issued prior to May 18, 2022 give the employee the right to receive a cash payment based on the market value of a common share of the Company. The RSU liability is recognized quarterly based on the expired portion of the vesting period and the change in the Company’s stock price. The change in value of the RSU liability is included in the consolidated statements of income in the period of the change. At March 31, 2023, the value of the outstanding liability related to the RSU plan was $36,177 (March 31, 2022 - $18,596). The RSU liability is included in accounts payable and accrued liabilities on the consolidated statements of financial position.

The weighted average remaining vesting period for the time-vesting RSUs and performance-based RSUs to be settled in cash is 0.7 years.

Deferred Stock Unit Plan:

The Company offers a Deferred Stock Unit Plan (“DSU Plan”) for members of the Board. Under the DSU Plan, each non-employee director may elect to receive all or a portion of his or her annual compensation in the form of notional common shares of the Company called deferred stock units (“DSUs”). The issue and redemption prices of each DSU are based on a five-day volume weighted average trading price of the Company’s common shares for the five trading days prior to issuance or redemption. Under the terms of the DSU Plan, directors are not entitled to convert DSUs into cash until retirement from the Board. The value of each DSU, when converted to cash, will be equal to the market value of a common share of the Company at the time the conversion takes place.

During the year ended March 31, 2023, the Company granted 33,998 units (March 31, 2022 - 33,189 units). During the year ended March 31, 2023, no units (March 31, 2022 - no units) were redeemed upon directors’ retirement from the Board. As at March 31, 2023, the value of the outstanding liability related to the DSUs was $22,565 (2022 - $16,450).The DSU liability is revalued at each reporting date based on the change in the Company’s stock price. The DSU liability is included in accounts payable and accrued liabilities on the consolidated statements of financial position. The change in the value of the DSU liability is included in the consolidated statements of income in the period of the change.

The following table shows the compensation expense related to the Company’s share-based payment plans:

For the years ended	March 31 2023	March 31 2022
Stock options	$1,772	$1,365
RSUs	22,705	23,431
DSUs	6,115	7,966
	$30,592	$32,762

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The decrease in stock-based compensation costs is attributable to lower expenses from the revaluation of RSUs that are treated as liability awards and DSUs based on the market price of the Company’s shares.

20. COMMITMENTS AND CONTINGENCIES

The minimum purchase obligations are as follows as at March 31, 2023:
Less than one year	$493,839
One - two years	10,374
Two - three years	865
Three - four years	244
Four - five years	41
More than five years	2,711
$508,074

The Company’s off-balance sheet arrangements consist of purchase obligations, primarily commitments for material purchases, which have been entered into in the normal course of business.

In accordance with industry practice, the Company is liable to customers for obligations relating to contract completion and timely delivery. In the normal conduct of its operations, the Company may provide letters of credit as security for advances received from customers pending delivery and contract performance. In addition, the Company provides letters of credit for post-retirement obligations and may provide letters of credit as security on equipment under lease and on order. As at March 31, 2023, the total value of outstanding letters of credit was approximately $192,508 (March 31, 2022 - $135,909).

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated statements of financial position.

21. SEGMENTED DISCLOSURE

The Company’s operations are reported as one operating segment, Automation Systems, which plans, allocates resources, builds capabilities and implements best practices on a global basis.

Geographic segmentation of revenues is determined based on revenues by customer location. Non- current assets represent property, plant and equipment, right-of-use assets and intangible assets that are attributable to individual geographic segments, based on location of the respective operations.

As at			March 31, 2023
	Right-of-use assets	Property, plant and equipment	Intangible assets
Canada	$21,384	$57,589	$25,584
United States	12,514	111,702	334,731
Germany	25,250	35,848	43,291
Italy	21,136	40,645	145,217
Other Europe	9,031	16,049	33,729
Other	4,897	1,286	10,658
Total Company	$94,212	$263,119	$593,210

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

As at			March 31, 2022
	Right-of-use assets	Property, plant and equipment	Intangible assets
Canada	$5,814	$55,308	$27,021
United States	12,770	80,497	324,739
Germany	24,703	32,186	46,448
Italy	25,950	34,960	147,188
Other Europe	8,045	18,322	22,513
Other	4,007	850	271
Total Company	$81,289	$222,123	$568,180

Revenues from external customers for the years ended		March 31 2023	March 31 2022
Canada		$103,149	$120,648
United States		1,338,689	939,186
Germany		249,593	269,818
Italy		80,358	88,343
Other Europe		481,646	464,721
Other		323,949	300,001
Total Company		$2,577,384	$2,182,717

For the year ended March 31, 2023, the Company had revenues from a single customer that amounted to 15.9% of total consolidated revenues. For the year ended March 31, 2022, the Company did not have revenues from any single customer that amounted to 10% or more of total consolidated revenues.

22. REVENUE FROM CONTRACTS WITH CUSTOMERS

(a) Disaggregation of revenue from contracts with customers:

Revenues by market for the years ended	March 31 2023	March 31 2022
Life Sciences	$1,209,856	$1,135,596
Transportation	578,240	293,764
Food & Beverage	371,341	395,034
Consumer Products	305,100	246,430
Energy	112,847	111,893
Total Company	$2,577,384	$2,182,717

Timing of revenue recognition based on transfer of control for the years ended	March 31 2023	March 31 2022
Goods and services transferred at a point in time	$454,653	337,305
Goods and services transferred over time	2,122,731	1,845,412
Total Company	$2,577,384	$2,182,717

(b) Backlog:

The following table presents the aggregate amount of the revenues expected to be realized in the future from partially or fully unsatisfied performance obligations as at March 31, 2023 and March 31, 2022. The amounts disclosed below represent the value of firm orders and do not include constrained variable consideration or letters of intent. Such orders may be subject to future modifications that could impact the amount and/or timing of revenue recognition.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

Revenues expected to be recognized in:	March 31 2023	March 31 2022
Less than one year	$1,607,000	$1,205,000
Thereafter	546,000	233,000
Total	$2,153,000	$1,438,000

(c) Accounts receivable continuity:

As at	March 31 2023	March 31 2022
Trade accounts receivable	$375,356	$331,007
Less: allowance for expected credit loss	(6,501)	(5,216)
Trade accounts receivables, net	$368,855	$325,791
Other accounts receivable	30,886	22,840
Total	$399,741	$348,631

(d) Contract balances:

As at	March 31 2023	March 31 2022
Trade receivables	$368,855	$325,791
Contract assets	526,990	360,820
Contract liabilities	(296,555)	(248,329)
Unearned revenue (i)	(33,490)	(43,682)
Net contract balances	$565,800	$394,600

(i) The unearned revenue liability is included in accounts payable and accrued liabilities on the consolidated statement of financial position.

As at	March 31 2023	March 31 2022
Contracts in progress:
Costs incurred	$3,285,121	$2,817,181
Estimated earnings	1,091,180	914,244
	4,376,301	3,731,425
Progress billings	(4,145,866)	(3,618,934)
Net contract assets and liabilities	$230,435	$112,491

Contract assets relate to revenue earned in exchange of goods or services that have been transferred to a customer. These assets are billed and transferred to accounts receivable when the right to receive the consideration becomes unconditional. As such, the balances of this account vary and depend on the timing of billings on contracts at the end of the year.

Contract liabilities represent the obligation to transfer goods and services for which the Company has received consideration. The balance of this account is dependent on timing of progress on the contract as well as receipts from customers, and as such will vary.

The outstanding contract asset and contract liability balances increased by $166,170 and $48,226, respectively during the year ended March 31, 2023 due to the timing of billings on certain customer contracts.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

23. OPERATING COSTS AND EXPENSES

Depreciation, amortization and employee benefit expenses recorded in the consolidated statements of income are detailed as follows:

For the years ended	March 31 2023	March 31 2022
Included in cost of revenues:
Depreciation of property, plant and equipment	$18,313	$14,223
Amortization of right-of-use assets	19,577	16,365
Amortization of intangible assets	5,538	5,543
Wages, salaries and other employee benefits	785,721	630,177

Included in selling, general and administrative expenses:
Depreciation of property, plant and equipment	$7,277	$6,694
Amortization of right-of-use assets	4,483	5,837
Amortization of intangible assets	70,301	66,759
Wages, salaries and other employee benefits	186,160	158,552
Retirement benefits (i)	8,382	6,583

(i) Includes defined benefit and defined contribution plan expenses.

24. NET FINANCE COSTS

For the years ended	Note	March 31 2023	March 31 2022
Interest expense		$60,663	$28,978
Interest on lease liabilities	8	4,016	3,730
Interest income		(1,961)	(508)
		$62,718	$32,200

25. EARNINGS PER SHARE

For the years ended	March 31 2023	March 31 2022
Weighted average number of common shares outstanding	91,835,740	92,206,291
Dilutive effect of RSUs	44,132	—
Dilutive effect of stock option conversion	362,101	421,159
Diluted weighted average number of common shares outstanding	92,241,973	92,627,450

The Company presents basic and diluted earnings per share data. Basic earnings per share calculated by dividing the net income attributable to shareholders of the Company by the weighted average number of common shares outstanding during the period, adjusted for common shares held in trust under the RSU Plans. Diluted earnings per share is determined by further adjusting the weighted average number of common shares outstanding for the effects of all potential dilutive shares, which comprise stock options, RSUs and performance-based RSUs granted to executive officers and designated employees.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the year ended March 31, 2023, stock options to purchase 217,439 common shares and 7,378 RSUs are excluded from the weighted average number of common shares in the calculation of diluted earnings per share as they are anti-dilutive (nil common shares and RSUs were excluded for the year ended March 31, 2022).

26. CAPITAL MANAGEMENT

The Company’s capital management framework is designed to ensure the Company has adequate liquidity, financial resources and borrowing capacity to allow financial flexibility and to provide an adequate return to shareholders. The Company defines capital as the aggregate of equity (excluding accumulated other comprehensive income), bank indebtedness, long-term debt, lease liabilities and cash and cash equivalents.

The Company monitors capital using the ratio of total debt to equity. Total debt includes bank indebtedness, long-term debt and lease liabilities as shown on the consolidated statements of financial position. Equity includes all components of equity, less accumulated other comprehensive income. The Company also monitors an externally imposed covenant of debt to EBITDA of not greater than 3.5 to 1. For the years ended March 31, 2023 and March 31, 2022, the Company operated with a ratio below the externally imposed covenant. The Company is prepared to increase the total debt-to-equity ratio and net debt-to-EBITDA ratio if appropriate opportunities arise.

The capital management criteria can be illustrated as follows:

As at	March 31 2023	March 31 2022
Equity excluding accumulated other comprehensive income	$1,070,543	$962,835
Long-term debt	1,155,786	1,016,711
Lease liabilities	97,249	82,820
Bank indebtedness	5,824	1,766
Cash and cash equivalents	(159,867)	(135,282)
Capital under management	$2,169,535	$1,928,850
Debt-to-equity ratio	1.18:1	1.14:1

27. RELATED PARTY DISCLOSURE

The Company has an agreement with a shareholder, Mason Capital Management, LLC (“Mason Capital”), pursuant to which Mason Capital agreed to provide ATS with ongoing strategic and capital markets advisory services for an annual fee of U.S. $500. As part of the agreement, Michael Martino, a member of the Company’s Board of Directors who is associated with Mason Capital has waived any fees to which he may have otherwise been entitled for serving as a member of the Board or as a member of any committee of the Board.

ATS CORPORATION

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

The compensation of the Board and key management personnel is determined by the Board on recommendation from the Human Resources Committee of the Board:

For the years ended	March 31 2023	March 31 2022
Short-term employee benefits	$5,103	$5,755
Fees	662	625
Stock-based compensation (i)	18,487	19,175
Post-employment benefits	57	46
Total remuneration	$24,309	$25,601

(i) Stock-based compensation includes approximately $13,400 (March 31, 2022 - approximately $15,600) related to changes in the fair value of cash-settled plans due to the increase in the Company’s share price during the year.

The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel.